THIS LEASE is dated as of the 16th day of July, 2007.

BETWEEN:

LANDING HOLDINGS LIMITED, (Inc. No. 518175), a body corporate, with an office at Suite 400 - 375 Water Street, Vancouver, BC, V6B 5C6 as to an undivided one-half interest and LANDING PROPERTIES LIMITED, (Inc. No. 537324), a body corporate, with an office at Suite 400 – 375 Water Street, Vancouver, BC, V6B 5C6 as to an undivided one-half interest

(collectively the “Landlord”)

AND:

DOMAIN HOLDINGS INC. of Suite 635/645, 375 Water Street, Vancouver, BC, V6B 5C6

(the “Tenant”)

ARTICLE 1
DEFINITIONS

1.1      Definitions

In this Lease, unless there is something in the context inconsistent therewith, the Landlord and Tenant agree that:

(a)	“Additional Rent” means all sums of money to be paid by the Tenant whether to the Landlord or otherwise pursuant to this Lease save and except Basic Rent;

(b)

“Architect” means the architect qualified to practise and practising in the Province of British Columbia from time to time named by the Landlord. The decision of the Architect whenever required hereunder and any certificate related thereto will be final and binding on the Landlord and Tenant;

(c)	“Basic Rent” means the rent referred to in Article 3.1;

(d)

“Building” means collectively the building, improvements, structures and facilities including parking facilities erected or to be erected on or under the Lands and all expansions, alterations, additions and relocations thereto within, upon or under the Lands;

(e)	“Commencement Date” means the 1st day of October, 2007.

(f)	“Common Areas and Facilities” means those areas, facilities, utilities, improvements, equipment and installations in the Building which:

(i)	from time to time, are not designated or intended by the Landlord to be leased to tenants of the Building, and

(ii)	serve or are for the benefit of the Building, and which are designated or intended by the Landlord from time to time to be part of the Common Areas and Facilities of the Building.

Common Areas and Facilities includes, without limitation, all areas, facilities, utilities, improvements, equipment and installations which are provided or designated (and which may be changed from time to time) by the Landlord for the use or benefit of tenants of the Building, their employees, customers and other invitees in common with others entitled to the use or benefit thereof in the manner and for the purposes permitted by this Lease. Without limiting the generality of the foregoing, Common Areas and Facilities includes the roof, exterior wall assemblies including weather walls, exterior and interior structural elements and bearing walls in the Building including, without limitation: truck courts; driveways; truckways; delivery passages; loading docks and related areas; pedestrian sidewalks; landscaped and planted areas; public seating and service areas; corridors; equipment, furniture, furnishings and fixtures provided by the Landlord for the use and benefit of tenants of the Building and their employees, customers and other invitees; conference rooms, and amenity areas; stairways, ramps and elevators and other transportation, equipment and systems included in the Building; tenant common washrooms and public washrooms; electrical, telephone, meter, valve, mechanical, mail, storage, service and janitor rooms; music, fire prevention, security and communication systems; general signs; columns; pipes, electrical, plumbing, drainage, security and life support systems; building automation systems as well as the structures housing the same (including, without limitation, the heating, ventilating and air-conditioning systems of the Building) mechanical and all other installations or services located therein or related thereto;

(g)

“Common Costs” means the total, without duplication, of the costs incurred by the Landlord during the Term, in accordance with generally accepted accounting principles consistently applied in Canada, for the continued management and operation of the Building, and the maintenance, repair, replacement and preservation of the Building including Common Areas and Facilities, including, without limitation, the costs of the following:

(i)

repairs, replacements and maintenance except where the cost of any such repairs, replacement or maintenance are directly attributable to inherent structural defects or weaknesses and except items for which the Landlord has elected to take depreciation to the extent only of the depreciation taken and with the further exception of repairs for damage caused by the Tenant, its servants, agents, patrons, invitees or suppliers which shall be the responsibility of the Tenant alone to bear the Landlord’s cost of repairing;

(ii)

landscaping and gardening, line repainting, signs and furniture, fixtures and equipment of whatever nature used in connection with the operation and maintenance of the Building and Lands whether purchased or leased, the uniforms of the personnel referred to in Article 1.1(g)(iii) and the cleaning and pressing thereof, supplies, lighting, security protection, sanitary control, traffic control, refuse removal, removal of snow and ice, painting and window cleaning and otherwise maintaining the Common Areas and Facilities, and operating and maintaining any loading and receiving areas and truck docks;

(iii)

wages and compensation paid for the following classes of employees or agents of the Landlord (but not including leasing commissions paid to brokers) including, without limitation, payments for workers’ compensation, unemployment insurance, vacation pay, Canada Pension Plan and fringe benefits whether statutory or otherwise but to the extent only that such wages and compensation are directly attributable to the maintenance, operation, repair, replacement and management of the Building:

(A)

the salaries of the superintending staff for the Building, building department heads and assistants and the clerical and accounting staff attached to the Building Manager’s office, provided that such wages and compensation will be for services rendered only in connection with the Building and will not exceed those which would be paid by a reasonably prudent operator of a similar firstclass Building;

	(B)	window cleaners, porters, janitors, cleaners and miscellaneous handymen;

	(C)	watchmen, commissionaires, caretakers and security personnel; and

(D)

carpenters, engineers, firemen, mechanics, electricians, plumbers and persons engaged in the repair, maintenance, operation and replacement of the heating, air-conditioning, ventilating, plumbing, electrical and elevator and escalator systems of the Building;

(iv)	service contracts with independent contractors in respect of the maintenance, operation, repair, replacement and management of the Building;

(v)

operating, maintaining, repairing and replacing security and life support systems, plumbing, electrical, heating, water, sewer, air-conditioning, sprinkler and other utility systems and services in respect of the Building including the building automation system;

(vi)	insurance coverage obtained by the Landlord from time to time pursuant to Article 11.5 of this Lease;

(vii)

real property taxes, rates, charges, duties and assessments that may be levied, imposed, rated, charged or assessed against or in respect of the Lands and Building and improvements thereon and therein including without limitation, all local improvement rates and charges, frontage taxes, water, school, hospital and other taxes and assessments both general and special, ordinary and extraordinary, and foreseen or unforeseen, now levied, imposed, rated, charged or assessed or which may hereafter be levied, imposed, rated, charged or assessed by any federal, provincial, municipal, regional, school or other statutory authority during the Term for municipal, school or other purposes and reasonable legal fees and appraising fees incurred by the Landlord in contesting or appealing the amount or legality of any such taxes but excluding corporation capital taxes and any income taxes personal to the Landlord;

(viii)	supplying steam, electricity, water, sewer services, natural gas and other fuel and utility services to the Building;

(ix)

accounting costs incurred in connection with maintenance and operation including computations required for the imposition of charges to tenants of the Building and audit charges required to be incurred for the conclusive determination of any costs incurred hereunder, and reasonable reserves in connection with any operating expense;

(x)	sales and excise taxes on goods and services provided by the Landlord to manage, operate and maintain the Common Areas and Facilities and equipment thereon;

(xi)

cleaning the Building and supplies and equipment used in connection therewith including, without limitation, the costs of janitor services ordinarily provided to tenants of the Building pursuant to Article 4.20;

(xii)	stationery supplies, postage and other material required for routine operation of the Building Manager’s office;

(xiii)	costs otherwise attributable to capital account on improvements, machinery and equipment which substantially reduce Common Costs as herein defined;

(xiv)	a management fee equal to five percent (5%) of the aggregate of all Basic Rent and Additional Rent payable by the tenants of the Building (excluding this management fee);

provided that Common Costs will not include any costs incurred by or on behalf of or at the request of an individual tenant or tenants and resulting in a benefit to such individual tenant or tenants which is not of general application to all tenants of the Building, costs incurred by the Landlord solely to lease premises in the Building including cost of leasing commissions, lease incentives, costs of installation of demising walls and refurbishing vacant premises, wages and compensation reasonably allocated by the Landlord to persons retained by the Landlord for the purposes of leasing the Building and debt servicing costs on any mortgage of the Building granted by the Landlord.

If any of the Common Costs or costs of a like nature at any time or from time to time apply disproportionately to the office or to the retail tenants of the Building then the Landlord, in its sole discretion acting reasonably, may allocate all or a portion of those costs to the type of tenant to whom the costs disproportionately apply;

(h)	“Gross Rent” means the aggregate of Basic Rent, any amounts payable by the Tenant under Article 3.7 and the Tenant’s Proportionate Share of Common Costs referred to in Article 3.2;

(i)	“Lands” means those certain lands and premises legally described as:

	(i)	Parcel Identifier 005-888-425 Lot 4 Block 8 District Lot 541 Plan 852

	(ii)	Parcel Identifier 005-888-361 Lot 5 Block 8 District Lot 541 Plan 1055

	(iii)	Parcel Identifier 005-888-522 Lot “A” (Reference Plan 9) of Lot 6 Block 8 District Lot 541 Plan 1055;

(j)

“Land Surveyor” means the accredited land surveyor from time to time appointed by the Landlord whose decision whenever required hereunder and any certificate related thereto will be final and binding on the Landlord and Tenant;

(k)	“Lease” means this instrument, all Schedules attached hereto, the Architect’s and Land Surveyor’s certificates, if any, and the Rules and Regulations;

(l)	“Other Taxes” means any and all taxes, levies, duties and assessments imposed on the Tenant, the Landlord or both, or for which the Landlord is obliged to collect from the Tenant, with respect to:

(i)

any or all amounts paid or payable by the Landlord for goods and services, repairs, maintenance, real estate taxes, taxes of the nature described in Article 3.6, insurance and all other outlays and expenditures (including capital expenditures) for and in connection with the operation and management of the Building, including without limiting the generality of the foregoing, repairs, maintenance and replacements in respect of the Building;

(ii)	any or all amounts paid or payable by the Tenant pursuant to the Lease, as Basic Rent and Additional Rent; and

(iii)

this Lease or services or goods supplied or provided or deemed to have been supplied or provided by the Landlord or which the Landlord is deemed responsible to provide in accordance with the terms of this Lease or the consideration for such goods and services, whether in each case characterized as goods and services tax, sales tax, multistage sales tax, value added tax, consumption tax, or any other tax, levy, duty or assessment;

(m)

“Premises” means that portion of the Building located on the sixth floor consisting of approximately 5,342 square feet of Rentable Area (subject to final measurement in accordance with this Lease) shown outlined in black on Schedule “A” but does not include the exterior faces of any adjoining corridors, outside walls or roof;

(n)

“Proportionate Share” means that proportion expressed as a fraction, the numerator of which is the Rentable Area of the Premises in square feet, and the denominator of which is the Total Rentable Area whether rented or not, calculated in square feet in accordance with this Lease. The Landlord will instruct the Land Surveyor to base his measurements upon the standards set out in sub-paragraph (o) below and certification thereof by the Land Surveyor will be conclusive and binding on the Landlord and Tenant. Provided that if there is any alteration or addition to the Building resulting in a greater or lesser rentable area to the tenants, or the approximate floor area set forth in sub-paragraph (m) above is incorrect the Landlord, from time to time, may cause a redetermination of the area of the Premises or the area of all or any part of the Total Rentable Area of the Building by the Land Surveyor and a recalculation of Proportionate Share shall be made based on such redetermination. Notwithstanding the provisions of this definition, if during the whole or any Rental Year during the Term the Building shall be less than ninety percent (90%) occupied by tenants, the amount of Common Costs for that Rental Year shall be deemed to be an amount equal to the Common Costs which would have been incurred if the Building had been ninety percent (90%) occupied by tenants;

(o)

“Rentable Area” of any premises on any floor or level of the Building means the area of the floor space therein as determined by the Landlord either by actual measurement or from plans therefor as follows:

(i)

in the case of premises or a part of any premises comprising a single tenancy floor in the Building: the Rentable Area of such premises or part thereof shall be computed by measuring to the inside finish of permanent outer Building walls and shall include all area within the outer Building walls without deduction for columns and projections necessary to the Building and shall include the part of the Common Areas and Facilities within, and exclusively serving the floor, but shall not include stairs and elevator shafts supplied by the Landlord for use in common with other tenants, deck space, flues, stacks, pipes, shafts, conduits and vertical ducts within their enclosing walls measured to the interior of those enclosing walls. The amount so determined shall be increased by five percent (5%) to determine Rentable Area;

(ii)

in the case of premises or a part of any premises on a multiple tenancy floor or level in the Building: the Rentable Area of such premises or part thereof shall be computed by measuring to the inside finish of permanent outer Building walls, to the side interior to the premises of corridor walls and other permanent partitions and to the centre of dividing walls or partitions that separate such premises from adjoining rentable areas without deduction for columns and projections necessary to the Building and shall include a portion of the part of the Common Areas and Facilities within, and exclusively serving the floor, but shall not include stairs and elevator shafts supplied by the Landlord for use in common with other tenants, deck space, flues, stacks, pipes, shafts, conduits and vertical ducts within their enclosing walls measuring to the interior of those enclosing walls. The amount so determined shall be increased by twelve percent (12%) to determine Rentable Area;

(iii)

the portion of the part of the Common Areas and Facilities included in Rentable Area in the case of premises on a multiple tenancy floor shall be computed by multiplying the aggregate of the floor area of the part of the Common Areas and Facilities on the floor by a fraction the numerator of which is the Rentable Area (excluding such part of the Common Areas and Facilities on the floor) of the Premises and the denominator of which is the Rentable Area (excluding such part of the Common Areas and Facilities on the floor) of all premises on such floor intended to be leased.

The inside finish of permanent outer Building walls shall be deemed to be, for the purpose of measurement, the inside surface of the glass in any exterior curtain wall (or the inside surface of the exterior wall if the wall contains no glass). The Rentable Area of the Premises shall be as from time to time calculated and determined by the Landlord, but it is agreed that as at the date hereof the Rentable

Area of the Premises is as set out in sub-paragraph 1.1 (m) and Schedule “A” hereto;

(p)

“Rental Year” means for the purposes of the first Rental Year, the period commencing on the Commencement Date and terminating on the last day of the fiscal year of the Landlord, and in the case of each subsequent Rental Year, shall mean each twelve (12) month period thereafter so that the Rental Year coincides with the Landlord’s fiscal year;

(q)	“Rules and Regulations” means the rules and regulations provided for in Article 16 hereof;

(r)	“Term” means the term of years and months commencing on the Commencement Date as set out in Article 2.2;

(s)

“Total Rentable Area” means the total Rentable Area of all floors and levels of the Building, whether rented or not, calculated as if the Building were entirely occupied by tenants renting whole floors. The lobby and entrances on the ground floor used in common by tenants, the area comprising the underground parking facilities on the Lands, any amenity area and areas for storage shall be excluded from Total Rentable Area. The calculation of the Total Rentable Area, whether rented or not, shall be determined by the Landlord upon completion of the Building and shall be adjusted from time to time to give effect to any structural or fractional change affecting the same.

ARTICLE 2
DEMISE AND TERM

2.1      Demise

The Landlord, in consideration of the rents, covenants, agreements and conditions herein to be paid, observed and performed by the Tenant, does hereby demise and lease to the Tenant the Premises for the Term.

2.2      Term

Subject to the terms and conditions of this Lease, the Tenant shall have and hold the Premises for a term of five (5) years from and including the Commencement Date to and including the 31st day of August, 2012.

2.3      Delay in delivery of Premises

The Landlord will not be liable for any loss, injury, damage or inconvenience which the Tenant may sustain by reason of any delay in delivery of possession of the Premises to the Tenant because of construction of the Building not having been completed but Gross Rent will abate until the earlier of thirty (30) days after the Landlord advises the Tenant in writing that the Premises are available for possession or the date upon which the Tenant actually takes possession.

2.4      Use of Additional Areas

The use and occupation by the Tenant of the Premises includes the non-exclusive and non-transferable right or licence to the use and benefit in common with others entitled thereto and for the purposes for which they are intended, and during such hours as the Building may be open for business, as determined by the Landlord from time to time, of the Common Areas and Facilities, subject in each case to the provisions of this Lease.

ARTICLE 3
RENT, TAXES AND OTHER CHARGES

3.1      Basic Rent

The Tenant will pay to the Landlord in advance in lawful money of Canada annual Basic Rent commencing on the Commencement Date and thereafter on the first day of each and every month during the Term.

The Tenant acknowledges that the annual Basic Rent stipulated above has been determined on the basis of dollar amounts set out below per square feet of estimated Rentable Area of the Premises. If the Rentable Area of the Premises is determined to be more or less than 5,342 square feet, then the Basic Rent payable under this Article 3.1 shall be adjusted in accordance with Article 4.2.

Lease Year	Per Square Foot	Annual Basic Rent	Monthly Basic Rent
1	$20.50	$109,511.00	$9,125.92
2	$21.50	$114,853.00	$9,571.08
3	$22.50	$120,195.00	$10,016.25
4	$23.50	$125,537.00	$10,461.42
5	$24.50	$130,879.00	$10,906.58

3.2      Additional Rent for Common Costs

The Tenant will pay to the Landlord the Tenant’s Proportionate Share of Common Costs in addition to the Basic Rent. Prior to the commencement of each Rental Year of the Term, the Landlord will deliver to the Tenant a statement setting forth the Landlord’s reasonable estimate of the Tenant’s Proportionate Share of Common Costs for such Rental Year and thereafter during such Rental Year the Tenant will pay to the Landlord monthly in advance on each day fixed for the payment of Basic Rent an amount equal to one-twelfth of the Tenant’s Proportionate Share of such estimated Common Costs for such Rental Year, provided that in the Rental Year in which the Term expires the Tenant’s Proportionate Share of Common Costs in respect of that Rental Year will be paid proportionately by equal monthly instalments during the remainder of the Term.

3.3      Reporting on Tenant’s Proportionate Share of Common Costs

As soon as reasonably practical following the end of each Rental Year of the Term, the Landlord will deliver to the Tenant a statement showing the actual amount of the Tenant’s Proportionate Share of Common Costs and setting forth in reasonable detail the Common Costs incurred by the Landlord during such year. If an overpayment of the Tenant’s Proportionate Share of Common Costs has been made by the Tenant, the Landlord will credit such amount to the Proportionate Share of Common Costs for the next ensuing period and, if there is no ensuing period, such amount will be forthwith paid to the Tenant. If an amount remains owing to the Landlord in respect of the Tenant’s Proportionate Share of Common Costs, the Tenant will pay such amount forthwith to the Landlord. The covenants contained in this Article 3.3 will survive the termination or expiration of this Lease.

3.4      Additional Rent

All moneys and charges which from time to time may be owing by the Tenant to the Landlord pursuant to this Lease including, without limitation, moneys payable by way of indemnity and Tenant’s Proportionate Share of Common Costs, and whether expressed to be rent or not, are hereby deemed to be Additional Rent. The Tenant will pay all such moneys to the Landlord upon demand by the Landlord unless other terms for payment are expressly stipulated in this Lease. If the Tenant fails to pay any Additional Rent, as and when due, the Landlord will have the same remedies for the collection of Additional Rent as it has for the recovery of Basic Rent in arrears. If the Tenant at any time or from time to time fails to pay to any person any sum which the Tenant is obliged to pay pursuant to this Lease, subject to Article 6.2, the Landlord may pay any such sum on behalf of the Tenant and same will then be a debt owing by the Tenant to the Landlord from and including the date of payment by the Landlord.

3.5      Interest on Amounts in Arrears

When Basic Rent or Additional Rent, including any interest accrued thereon, payable thereunder by the Tenant to the Landlord is in arrears, the same will bear interest at a rate equal to two percent (2%) per month from the date such rent became due to and including the date of payment. The Landlord will have all remedies for the collection of such interest as it has for the recovery of Basic Rent in arrears.

3.6      Tenant’s Taxes and Other Charges

The Tenant will pay, as and when due, to the authority or person to which same are owing:

(a)

all taxes, licence fees, rates, duties and assessments imposed, assessed or levied by any lawful authority during the Term relating to the business carried on in and the use and occupancy of the Premises by the Tenant including those relating to personal property and all business and trade fixtures and other improvements owned or installed by or on behalf of the Tenant in, on or affixed to the Premises, whether any such taxes, licence fees, rates, duties and assessments are payable by law by the Tenant or by the Landlord and whether or not same are allocated separately in respect of the Premises; and

(b)

all charges, rates, levies and assessments imposed, assessed or levied by any lawful authority during the Term in respect of electricity, light, heat, power, water, telephone and utilities of whatsoever nature or kind (including works and services in connection therewith) used in or supplied to the Premises.

3.7      Payment of Other Taxes

(a)	The Tenant shall pay to the Landlord Other Taxes as follows:

	(i)	if the amounts described in Subsections 1.1(1)(i) and (iii) are for and in respect of items for the benefit of the Tenant only, then in respect of such amounts the full amount of the Other Taxes;

(ii)

if the amounts described in Subsections 1.1(1)(i) and (iii) are for or in respect of items for the Building as a whole, then in respect of such amounts the Tenant’s Proportionate Share of the Other Taxes;

	(iii)	the full amount of the Other Taxes in respect of the amounts described in Subsection 1.1(1)(ii);

and such amounts of Other Taxes shall, subject to Subsection 3.7(c) be paid:

(iv)	at the same time and in the same manner monthly payments of Basic Rent and Additional Rent are due and payable; or

(v)	at the time the taxing authority in respect of Other Taxes requires the same to be paid by the Landlord if such time is earlier than the time in Subsection 3.7(a)(iv) above.

(b)

If a specific assessment of Other Taxes is unknown for whatever reason or the Landlord has not estimated a monthly payment of Other Taxes under Subsection 3.7(c) and any amount of Other Taxes is not paid in accordance with Subsections 3.7(a)(iv) and (v) above, then the Tenant shall pay the amount or amounts of Other Taxes to the Landlord within five business days of receipt of notice from the Landlord specifying the amount of such Other Taxes.

(c)

The Landlord shall for purposes of Subsection 3.7(a)(iv) above estimate the amount of Other Taxes to be paid in advance with monthly payments of Basic Rent and Additional Rent for the period to which the estimate applies. Any necessary adjustment after the period in question shall be made in the same manner as Additional Rent.

(d)	All Other Taxes shall be calculated and paid without regard to any input tax credits, set-offs, exceptions, exemptions or deductions to which the Landlord is or may be entitled to.

(e)

The amounts payable by the Tenant as Other Taxes shall be deemed not to be Basic Rent or Additional Rent, but nevertheless the Landlord shall have all the same rights and remedies in the event of non-payment of Other Taxes as it has for non-payment of Basic Rent and Additional Rent.

(f)	Upon request by the Landlord, the Tenant will deliver promptly to the Landlord, for inspection, receipts for payment of all charges payable by the Tenant pursuant to Articles 3.6 and 3.7.

3.8      Landlord as Supplier

Should the Landlord supply or elect to supply steam, water, gas, electricity or sewage facilities or any other utility used or consumed on the Premises or pay the same on a bulk basis on behalf of the Building or any part thereof the Tenant will purchase and pay for the same payable with the next monthly Basic Rent payment due, at rates not in excess of public utility rates or prevailing market rates for the same service if applicable. In no event will the Landlord have any obligations or liability in connection with the cessation or unavailability or interruption or suspension of any service or utilities at any time whether or not supplied by the Landlord. Should individual meters or apparatus for measurement of consumption for any or all utilities consumed on the Premises by the Tenant not be provided, the Landlord will allocate the cost of such utilities using as the basis for such allocation the Landlord’s reasonable estimate of the relative rates of consumption of each such tenant; such allocation by the Landlord will be conclusive and binding on the Tenant and will be payable by the Tenant with the monthly Basic Rent payment due.

3.9      Net Lease

The Tenant will pay to the Landlord duly and punctually all Basic Rent and Additional Rent required to be paid by the Tenant pursuant to this Lease without any deduction, abatement or setoff whatsoever, it being the intention of the Landlord and Tenant that this Lease is a completely carefree net lease to the Landlord, that all expenses, costs, payments and outgoings incurred in respect of the Premises and the Building, including their share of expenses for Common Areas and Facilities (unless otherwise expressly stipulated herein to the contrary) will be borne by the Tenant and other tenants of the Building, and that Basic Rent will be absolutely net to the Landlord.

3.10      Irregular Periods

If, for any reason, it becomes necessary to calculate Basic Rent or Additional Rent for irregular periods an appropriate pro rata adjustment will be made on a daily basis in order to compute such rent for such irregular periods as at the date of termination of the Term, unless otherwise expressly set out in this Lease.

3.11      Dispute as to Costs

If the Tenant disputes the amount of any moneys to be paid by the Tenant to the Landlord pursuant to this Lease, the certificate of a chartered accountant appointed by the Landlord to determine such amount will be conclusive and binding on the Landlord and Tenant. If the dispute is in connection with the amount of Common Costs, the determination of the chartered accountant need not be made before the date on which the Rental Year would have ended but for the expiration of the Term. The cost of obtaining such certificate shall be for the account of the Tenant unless the amount of money to be paid by the Tenant as claimed by the Landlord exceeds the amount of money to be paid by the Tenant as established in the certificate by more than five percent (5%) of the amount claimed by the Landlord.

3.12      Landlord’s Taxes

Subject to the obligation of the Tenant to pay its Proportionate Share of Common Costs, the Landlord will pay real property taxes with respect to the Lands and Building as and when due, subject to lawful deferral.

3.13      Parking

The Landlord will provide the Tenant during the Term and any renewal with the licence to use two (2) parking stall(s) designated by the Landlord and located in the sub-grade parking facility. The Tenant will pay the Landlord for the use thereof $250.00 per month as Additional Rent payable on the first day of each month during the Term subject to the right of the Landlord to increase the monthly charge to charges prevailing for similar parking in similar areas of Vancouver.

The Landlord offers no warranty or indemnity as to the protection or safety of vehicles left in the sub-grade parking facility or other parking areas arranged by the Landlord nor any goods left within the vehicles and Tenant shall inform owners of vehicles that their own policies of insurance must be utilized in order to make any claim if such loss or damage occurs.

Accordingly:

(a)

the Landlord, its servants and agents, accept no liability in respect of any loss, destruction, damage or theft of or from the vehicle or the contents of the vehicle save and to the extent where the same is proved by a court of competent jurisdiction in British Columbia to be caused by the negligence, wilful act or default or breach of statutory duty of the Landlord, its servants or agents, and

(b)

the Landlord, its servants and agents, accept no liability in respect of the death of or personal injury sustained by Tenants and related parties in the car park save and to the extent where the same is proved by a court of competent jurisdiction in British Columbia to be caused by the negligence, wilful default or breach of statutory duty of the Landlord, its servants or agents.

3.14      Pre-authorized Payment Plan

Not Applicable – Monthly lease payments to be made by issuance of cheques drawn on the Tenant’s bank account held with a Canadian financial institution.

3.15      Covenant to Pay Rent

The Tenant covenants to pay Basic Rent, Additional Rent and all other costs and charges as herein provided.

ARTICLE 4
QUALITY, USE AND OCCUPANCY OF THE PREMISES AND PROVISION OF LANDLORD’S SERVICES

4.1      Examination of Premises

The Tenant acknowledges that the Landlord is leasing the Premises to the Tenant on an “as is” basis and that the Premises are in good and satisfactory condition. There shall be a fixturing period from July 1, 2007 to September 30, 2007 during which no rent will be payable and a total budget for tenant improvements as further described in Article 7.9.

4.2      Adjustment when Areas are Measured and Changed

If the Rentable Area of the Premises or the Total Rentable Area was estimated by or on behalf of the Landlord for the purposes of this Lease because the Rentable Area thereof could not be accurately calculated prior to the execution of the Lease, or if the Rentable Area of the Premises or the Total Rentable Area changes at any time during the Term, then, when the Rentable Area of the Premises and the Total Rentable Area can be accurately calculated and if the estimate previously made was not correct or has changed, the Rentable Area of the Premises and the Total Rentable Area shall then be calculated and the appropriate adjustments made with respect to Basic Rent payable under this Lease and to the definition of Proportionate Share.

4.3      Possession and Use of Premises

The Tenant will take possession of the Premises on the Commencement Date. The Tenant will not use or permit the Premises or any part thereof to be used for any purpose other than for business offices and related uses. Without restricting the generality of the foregoing, the Tenant will not carry on any business which because of the merchandise or services likely to be sold or the merchandising or pricing methods likely to be used would in the reasonable opinion of the Landlord tend to lower the character of the Building.

The Premises will be used solely for the purpose of administrative and employment training offices and related uses, and will be operated continuously throughout the Term by the Tenant under the name DOMAIN HOLDINGS INC. (or such other name as the Landlord may approve in writing), in accordance with any rules and regulations for the Building as established by the Landlord from time to time.

If, with the permission of the Landlord, the Tenant occupies the Premises or any part thereof prior to the Commencement Date, such occupancy will be deemed to be permissive at the will of the Landlord and in the absence of any other written agreement relating thereto will be governed by the provisions of this Lease including payment for use and occupation at the rate of Basic Rent and Additional Rent herein mentioned pro-rated on a daily basis.

The Tenant shall not allow the Premises to be unoccupied or otherwise stop operating its normal course of business or otherwise “go dark” for a period of more than fourteen (14) days without the written permission of the Landlord.

4.4      No Nuisance, Overloading or Waste

At no time during the Term will the Tenant carry on or permit or suffer to be carried on in the Premises or elsewhere in the Building anything which is noxious or offensive or which would constitute a public or private nuisance or which would annoy or disturb or cause nuisance or damage to the occupiers or owners of lands and premises adjoining or in the vicinity of the Premises or the Building. The Tenant will not permit any overloading of the floor of the Premises and will not place thereon any heavy object without the prior written consent of the Landlord. The Tenant will not cause any waste or damage to the Premises.

4.5      No Hazardous Substances

The Tenant will not locate, create or store in the Premises, the Building or the Lands and will not permit any of its agents, employees, suppliers, customers, invitees, sub-tenants, licensees or any other person having business with or under the control of the Tenant to locate, create or store on the Premises, the Building or the Lands any Hazardous Substance. A “Hazardous Substance” shall include, without limitation, any solid, liquid, smoke, waste, odour, heat, vibration, radiation, or combination thereof, which is deemed, classed or found to affect the natural, physical, chemical or biological quality of the environment, or which is or is likely to be injurious to the health or safety of persons, or which is injurious or damaging to property, plant or animal life, or which interferes with or is likely to interfere with the comfort, livelihood or enjoyment of life by a person, or which is declared to be hazardous or toxic under any law or regulation now or hereinafter enacted or promulgated by a governmental authority having jurisdiction over the Landlord, the Tenant or the Premises, and without limiting the generality of the foregoing shall include any dangerous, noxious, toxic, flammable or explosive substance, radioactive material, asbestos or PCB’s. If the Tenant is in breach of the foregoing prohibition regarding the location, creation or storage of Hazardous Substances, the Landlord, in addition to all other remedies it has under this Lease, may require the Tenant, at the Tenant’s costs to cause such Hazardous Substances to be removed and to cause the Premises, the Building or the Lands, as the case may be, to be properly restored and repaired all in accordance with any applicable laws, bylaws, rules, regulations or orders. Alternatively, at its option, the Landlord may cause such hazardous substances to be removed and may repair and restore the Premises, the Building or the Lands, as the case may be, and may cause its employees or agents to enter on the Premises for such purpose. Should the Landlord undertake such removal, repair or restoration, the Tenant shall forthwith pay to the Landlord the total cost of such removal, repair or restoration plus a fee equal to ten percent (10%) of such cost and the total of such fee and costs shall, until paid to the Landlord, bear interest at the rate stipulated herein for amounts in arrears and shall be recoverable as Additional Rent reserved hereunder. The Tenant hereby indemnifies and holds the Landlord harmless from and against all loss, cost, damage and expense (including, without limitation, legal fees on a solicitor and own client basis and costs incurred in the investigation, defense and settlement of claims) that the Landlord may incur as a result of or in connection with or arising from the breach of this Article 4.5 by the Tenant or in respect of non-compliance by the Tenant with any federal, provincial or municipal laws, bylaws, rules, regulations or orders relating to Hazardous Substances. The provisions of this paragraph requiring the Tenant to reimburse the Landlord’s costs plus pay a fee of ten percent (10%) of such costs, and requiring the Tenant to indemnify the Landlord, shall survive the termination of this Lease, anything to the contrary notwithstanding.

4.6      Signs

The Tenant will not erect, paint, display, place, affix or maintain or permit to be erected, painted, displayed, placed, affixed or maintained any sign, decoration, picture, lettering, symbol or notice of any nature or kind whatsoever (herein called the “Signs”) either on the exterior walls of the Premises or within the Premises if any such sign is visible from the exterior thereof or in the Building or Common Areas and Facilities without first obtaining the Landlord’s written consent which consent may be refused if in the Landlord’s sole discretion such Signs are not in keeping with the character of the Building. The Tenant, at its cost, will acquire all requisite statutory permits which may be required to erect or maintain any such approved Signs. The Tenant will cause any Signs to be maintained in a proper state of repair and will indemnify and save harmless the Landlord from all personal injuries or property damage or loss to any person caused by the existence of any such Signs. The Landlord will provide, at the cost of the Tenant, standard floor and door signage and will install and maintain a directory board for the Building in the lobby on the main floor.

4.7      Deliveries, Loading and Shipping

The Tenant will permit deliveries to the Premises and loading and unloading to be done only in and from loading areas designated by the Landlord and only in accordance with the Rules and Regulations as the Landlord from time to time may prescribe. The delivery or shipping of merchandise, supplies and fixtures to and from the Premises will be subject to such Rules and Regulations as in the sole judgment of the Landlord are necessary for the proper operation of the Premises and the Building.

4.8      Windows

The Landlord shall replace any glass in the outside windows and doors of the perimeter of the Premises (including perimeter windows in the exterior walls) with as good quality and size and in the case of perimeter windows, with glass of the same type and colour with the expense to be deemed a Common Cost during the continuance of this Lease, unless the glass shall be broken by the Tenant or the Tenant’s invitees, employees or agents, or by vandalism or in the course of a break-in in which event the Tenant shall forthwith reimburse the Landlord for such costs.

4.9      Condition of Premises

The Tenant will not permit the Premises to become untidy or unsightly and will not permit waste or refuse to accumulate therein.

4.10      Not to Affect Landlord’s Insurance

The Tenant will not do or omit to do or permit to be done or omitted to be done on the Premises or elsewhere in the Building anything which would directly or indirectly cause the insurance premiums in respect of the Building or the Landlord’s premiums for liability insurance to be increased. If any insurance premium is thereby increased, the Tenant will pay to the Landlord the amount by which the insurance premiums are so increased. The Tenant will not store or permit to be stored upon the Premises anything of a dangerous, inflammable or explosive nature or anything which would have the effect of increasing the Landlord’s insurance premiums or of leading to the cancellation of the Landlord’s insurance. If any insurance policy of the Landlord is cancelled by an insurer by reason of the use and occupation of the Premises by the Tenant or by an assignee, subtenant or anyone permitted by the Tenant to be on the Premises, then the Landlord, at its option and without prejudice to its other rights and remedies, may terminate this Lease upon seven (7) days’ written notice to the Tenant and thereupon Basic Rent and Additional Rent will be apportioned and paid in full to the date of expiration of such notice and the Tenant will immediately deliver up vacant possession of the Premises to the Landlord and the Landlord may re-enter and take possession of same and, at its option and at the expense of the Tenant, may rectify the situation causing such cancellation.

4.11      Preventing Cancellation

The Landlord, by its representatives, may at any time enter upon the Premises to remove any article or remedy any condition which, in the reasonable opinion of the Landlord, would be likely to lead to cancellation of any insurance policy.

4.12      Landlord’s Services

So long as the Tenant is not in default under this Lease, the Landlord will provide the services set forth in this Article 4 provided that the Landlord will have the right at any time, without liability or obligation to the Tenant, to discontinue or modify any services required of it under this Article 4 or elsewhere in this Lease during such times as may be necessary, or as the Landlord may deem reasonably advisable, by reason of accident or for the purpose of effecting repairs, replacements, alterations or improvements. Without limiting the foregoing, the Landlord will not be liable to the Tenant for failure for any reason to supply the said services or any of them provided that the Landlord will correct any such failure with reasonable diligence.

4.13      Cleaning

The Landlord will cause the Common Areas and Facilities to be kept clean and tidy and reasonably free of debris.

4.14      Electrical Current and Lighting Fixtures

The Landlord (subject to its ability to obtain same from its principal supplier) will cause the Premises to be supplied with electric current for normal lighting, which the Tenant agrees to take and receive from the Landlord. The Tenant will pay the cost, including installation, of all electric light bulbs, tubes and ballasts used to replace those installed in the Premises at the commencement of the Term and the cost of cleaning, maintenance and repair of the fluorescent fixtures therein and the cost of periodic relamping and destaticizing of the said fluorescent fixtures as may be required from time to time by the Landlord in accordance with prudent building management practices. The Landlord, at its option, will have the exclusive right to provide and carry out at the Tenant’s expense such installations, maintenance, repair, relamping and destaticizing at reasonably competitive rates.

4.15      Air-Conditioning and Heating

The Landlord will provide an air-conditioning and heating system (but not any special air-conditioning as may be required with respect to the operation of computer equipment or any other equipment to be installed in the Premises) to provide a reasonable and constant supply of air to the Premises that is heated or cooled and capable of maintaining a reasonable temperature in the Premises. Same will be supplied during the following hours on business days; namely, Monday to Friday inclusive 8:00 a.m. to 6:00 p.m. (except for statutory holidays) and on Saturday from 8:00 a.m. to 12:00 noon. The Landlord, however, when requested by the Tenant, may furnish air-conditioning to the Premises at such other times, including weekends and statutory holidays, but only at the expense of the Tenant, based on the Landlord’s estimate of its cost for labour and utilities used in the operation of the air-conditioning system at such hours or on such days. Such service will apply to all of the Building, provided always that the obligations of the Landlord hereunder will be conditional upon the following:

(a)	the average amount of electrical energy consumed by the Tenant will be that amount required for normal lighting;

(b)	the interior or partitioning of the Premises will not impede air-conditioning and heating;

(c)	the Tenant shall keep the window shading on exterior windows fully closed when such windows are exposed to direct sunlight.

If the Landlord deems it necessary to run elements of the system through the Premises in order to serve other tenants, the Tenant will permit the Landlord and its agents and contractors to perform such work in the Premises. The Landlord will make a preliminary adjustment of the airconditioning and heating system at the commencement of the Term. The Tenant acknowledges that a reasonable time will be required after the Building has been fully occupied in order to fully adjust and balance the air-conditioning system and heating systems. If the apparatus or any part thereof used in heating and/or air-conditioning the Premises become damaged, destroyed or inoperative, the Landlord will have a reasonable time within which to repair the damage or repair the apparatus and the Landlord will not in any event be liable to the Tenant or its officers or employees for any direct, indirect or consequential damage or damages for personal discomfort or illness arising by reason of the interruption of such service.

4.16      Use of Electric Current

The Tenant covenants and agrees that at all times its use of electric current will not exceed the capacity of existing electrical wiring in and supplying the Premises.

4.17      Floor Covering

The Tenant will maintain and repair the floor covering in the Premises in as good a condition as reasonable use will permit, reasonable wear and tear only excepted, and whether or not installed by the Landlord. Without restricting the generality of the foregoing, such maintenance and repair will include in the case of carpeting regular spot cleaning and shampooing thereof in a manner acceptable to the Landlord or alternatively the Landlord may perform the Tenants obligation in Article 4.17 at its discretion.

4.18      Elevators

Subject to the supervision of the Landlord, the Landlord will furnish for use by the Tenant and its employees and invitees in common with other persons entitled thereto passenger elevator service to the Premises, and will furnish for the use of the Tenant in common with others entitled thereto at reasonable intervals and at such hours as the Landlord may select, freight elevator service to the Premises for the carriage of furniture, equipment, deliveries and supplies. If any elevator shall become inoperative or shall be damaged or destroyed, the Landlord shall have a reasonable time within which to repair such damage or replace such elevator and the Landlord shall repair or replace the same as soon as reasonably possible, but shall in no event be liable for indirect or consequential damages or other damages for personal discomfort or illness during such period of repair or replacement.

4.19      Washrooms

Unless the Premises include the washrooms on any floor which are standard to the Building and would otherwise be available for common use, the Landlord will provide for the use of the Tenant and its employees and invitees, in common with others entitled thereto, washrooms available to the Premises on each floor in the Building upon which any part of the Premises is located.

4.20      Janitor Services

The Landlord will provide janitor and cleaning services to the Premises, it being agreed by the Tenant that any janitor or cleaning service which the Landlord shall agree to provide in excess of services ordinarily provided by the Landlord for tenants of the Building (including those extra services which the Landlord shall make available by demand or special arrangement) shall be provided at the Tenant’s expense.

ARTICLE 5
ASSIGNMENT, SUB-LETTING, SALE

5.1      Consent Required

Prior to the Tenant agreeing to the terms and conditions with any person or persons (other than the Landlord) upon which it would be willing to effect a Transfer (as hereinafter defined) of this Lease, the Tenant shall give written notice thereof to the Landlord.

The Tenant will not assign this Lease in whole or in part, nor sublet all or any part of the Premises, nor mortgage or encumber this Lease or the Premises or any part thereof, nor suffer or permit the occupation of, or part with or share possession of, all or any part of the Premises by any person (all of the foregoing being collectively referred to in this Article 5 as a “Transfer”), without the prior written consent of the Landlord in each instance. No request for consent will be considered by the Landlord unless the Tenant has notified the Landlord of all terms and conditions of the proposed Transfer with the proposed Transferee (as hereinafter defined). Subject to the exercise of the Landlord’s option to cancel contained in Article 5.2 and to the covenant, creditworthiness, and business reputation of the Transferee being at least equal to that of the Tenant, the Landlord’s consent may not be unreasonably withheld. The consent by the Landlord to any Transfer, if granted, shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. This restriction against a Transfer is to be construed so as to include a restriction against any Transfer by operation of law and no Transfer shall take place by reason of failure by the Landlord to give notice to the Tenant within ten (10) business days as required by Article 5.2.

If there is a permitted Transfer of this Lease, the Landlord may collect rent from the assignee, subtenant or occupant (all of the foregoing being hereinafter collectively referred to as the “Transferee”), and apply the net amount collected to the Gross Rent required to be paid pursuant to this Lease, but no acceptance by the Landlord of any payments by a Transferee shall be deemed a waiver of this covenant, or the acceptance of the Transferee as Tenant, or a release of the Tenant or the Guarantor, if any, from the further performance by the Tenant or the Guarantor, if any, of the covenants or obligations on the part of the Tenant or the Guarantor, if any, herein contained. Any document or consent evidencing such Transfer of this Lease if permitted or consented to by the Landlord shall be prepared by the Landlord or its solicitors, and all legal costs with respect thereto shall be paid by the Tenant to the Landlord forthwith upon demand as Additional Rent. Any consent by the Landlord shall be subject to the Tenant causing any such Transferee to promptly execute an agreement directly with the Landlord agreeing to be bound by all of the terms, covenants and conditions contained in this Lease as if such Transferee had originally executed this Lease as Tenant. Notwithstanding any such Transfer permitted or consented to by the Landlord, the Tenant shall be jointly and severally liable with the Transferee on this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease.

5.2      Landlord’s Option

If the Tenant intends to effect a Transfer of all or any part of the Premises or this Lease, in whole or in part, or any estate or interest hereunder, then and so often as such event shall occur, the

Tenant shall give prior written notice to the Landlord of such intent, specifying therein the proposed Transferee and providing all material information with respect thereto including, without limitation, information concerning the principals thereof and such credit, financial or business information relating to the proposed Transferee as the Landlord requires, and the Landlord shall, within ten (10) business days thereafter, notify the Tenant in writing that, either:

(a)	it consents or does not consent in accordance with the provisions and qualifications to this Article 5 to the Transfer; or

(b)	it elects to cancel this Lease on the date on which the proposed Transfer was to be effected in preference to giving such consent.

If the Landlord elects to cancel this Lease as aforesaid, the Tenant shall notify the Landlord in writing within five (5) days thereafter of the Tenant’s intention either to refrain from such Transfer or to accept the cancellation of this Lease, and if the Tenant fails to deliver such notice within such period of five (5) days, this Lease will thereby be terminated as of the date on which the proposed Transfer was to be effected. If the Tenant advises the Landlord within such five (5) day period that it intends to refrain from such Transfer, then the Landlord’s election to cancel this Lease as aforesaid shall become null and void in such instance.

5.3      No Advertising of the Premises

The Tenant shall not advertise the whole or any part of the Premises or this Lease for purposes of a Transfer and shall not print, publish, post, display or broadcast any notice or advertisement to that effect, and shall not permit any broker or other person to do any of the foregoing, unless the complete text and format of any such notice, advertisement, or offer is first approved in writing by the Landlord, such consent not to be unreasonably withheld. Without in any way restricting or limiting the Landlord’s right to refuse any text or format on other grounds, any text or format proposed by the Tenant shall not contain any reference to the rental rate for the Premises.

5.4      Landlord’s Conveyance

Should the Landlord convey or assign or otherwise divest itself of its interest in the Building and to the extent that the transferee or assignee thereof assumes the covenants and obligations of the Landlord herein, the Landlord will be relieved of its obligations under this Lease from and after the effective date of such conveying, assigning or divesting, save and except for the obligation to account to the Tenant for any monies then due and payable to the Tenant by the Landlord pursuant to this Lease.

ARTICLE 6
COMPLIANCE WITH LAWS, BUILDERS’ LIENS, SECURITY INTERESTS

6.1      Compliance with Laws

The Tenant, during the Term and at its own expense, will promptly comply with all statutory requirements of every competent federal, provincial, municipal, regional and other statutory authority and all requirements of fire insurance underwriters in force from time to time during the Term which relate to the Tenant’s partitioning, equipment, operation and use of the Premises or the making by the Tenant of any alterations, replacements, changes, improvements, repairs or additions to the Premises or the conduct of any business conducted in or from the Premises.

6.2      Builders’ Liens

The Tenant will not suffer or permit any lien under the Builders’ Lien Act of British Columbia or like statute to be registered against title to the Tenant’s leasehold interest in the Premises or against title to the Lands by reason of labour, services or materials supplied or claimed to have been supplied to the Tenant or anyone holding any interest through or under the Tenant during the Term. If any such lien is registered, the Tenant will procure registration of its discharge forthwith after the lien has come to the notice of the Tenant. If the Tenant desires to contest in good faith the amount or validity of any lien and has so notified the Landlord and if the Tenant has deposited with the Landlord or has paid into Court to the credit of the lien action, the amount of the lien claim plus an amount for costs satisfactory to the Landlord, then the Tenant may defer payment of such lien claim for a period of time sufficient to enable the Tenant to contest the claim with due diligence, provided always that neither the Premises nor the Tenant’s leasehold interest therein nor the Lands will thereby become liable to forfeiture or sale. The Landlord may, but will not be obliged to, discharge any such lien at any time if, in the Landlord’s judgment, the Premises or the Tenant’s interest therein or the Lands become liable to any forfeiture or sale or is otherwise in jeopardy and any amount paid by the Landlord in so doing, together with all reasonable costs and expenses of the Landlord, will be reimbursed to the Landlord by the Tenant forthwith on demand. Nothing herein contained will be deemed to authorize the Tenant, or imply consent or agreement on the part of the Landlord, to subject the Landlord’s estate and interest in the Premises to any lien. The Landlord may at any time and from to time during the Term or any renewal thereof enter the Premises to place notices upon the Premises that the Landlord will not be responsible for any alterations, additions, repairs or rebuilding work, and they also may give such notice in writing to any potential lien claimants.

6.3      No Security Interests

The Tenant covenants that it will not create a security interest in fixtures or goods installed in the Premises, or in any improvements, equipment or structures constituting replacements, alterations and additions to the Premises including, but not being limited to, any of the Tenant’s trade fixtures or personal property located in the Premises and all improvements, items or structures constituting replacements, alterations and additions to the Premises, nor permit the filing of a notice pursuant to Section 49 of the Personal Property Security Act of British Columbia against this Lease, the Premises, the Building or the Lands (or any portion thereof), provided that the Tenant may create a security interest in fixtures or goods which may become fixtures if each secured party covenants in writing with the Landlord in a form acceptable to the Landlord that the secured party’s interest is subordinate to the Landlord’s. If the Tenant creates a security interest in the fixtures or goods which may become fixtures in the Premises not in accordance with the foregoing, in favour of a third party, or if a creditor of the Tenant files a notice pursuant to Section 49 of the Personal Property Security Act of British Columbia and the Tenant fails to discharge the security interest or Section 49 notice within fourteen (14) days of such filing, then the Tenant is in default of this Article 6.3 and, in addition to all other rights and remedies available to the Landlord, the Landlord may make any payments to a secured party required to release the secured party’s claim, and any such amounts paid by the Landlord shall be collectible by the Landlord from the Tenant in the same manner as rent.

ARTICLE 7
REPAIRS, MAINTENANCE AND ALTERATIONS

7.1      Agreement for Construction

In the event that the Landlord and Tenant enter into an agreement whereby the Landlord agrees at the Tenant’s cost and expense to provide labour and material and other costs for work to the Premises upon the receipt of the Tenant’s plans and specifications, the Landlord shall notify the Tenant of the estimated cost of such work (as estimated by the Landlord’s contractor and the Tenant waives any claims against the Landlord or the Landlord’s contractor with respect to the accuracy of the aforementioned estimate). Upon completion of the work by the Landlord’s contractor the Landlord shall bill the Tenant for the cost of the work and the Tenant covenants and agrees to pay such amount to the Landlord within fifteen (15) days after the receipt of such statement. The cost of the work will include, in addition to labour, overhead and ancillary costs, material and equipment, permit, consultant and all other similar fees, and a management fee for a sum equal to ten percent (10%) of the final cost of the said work. Added to such cost shall be any costs incurred by the Landlord through changes that the Tenant may make or request after the Architect or other professional consultant to the Landlord has incorporated the Tenant’s approved design into the overall plans for the Building. Should the Tenant fail to make such payments as hereinabove provided, the Landlord may at any time thereafter declare this Lease to be null and void and of no further force and effect and the Tenant shall reimburse the Landlord for any costs, losses or damages.

7.2      Repair and Maintenance

The Tenant, throughout the Term at its own expense, will repair, maintain and keep the Premises and all improvements, appurtenances and equipment therein and thereon in good repair and condition, as is fitting for a comparable quality retail and office development including all repairs and maintenance to electrical, heating, ventilating, air-conditioning, sprinkler and plumbing fixtures and equipment, and whether such repairs are structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, excepting from such standard of repair and maintenance damage by fire and other risks (only to the extent that the Landlord is insured against such perils), reasonable wear and tear (to the extent only that such reasonable wear and tear is not inconsistent with maintenance in good order and condition of the Premises generally) and repairs for which the Landlord is responsible under this Lease. For the purposes of this paragraph, “repairs” will include replacements and renewals when necessary. Repairs and maintenance by the Tenant to the electrical heating, ventilation, air-conditioning, sprinkler and plumbing fixtures and equipment shall only be performed by or under the supervision of the Landlord, but shall be at the Tenant’s expense.

7.3      Inspection and Emergencies

The Landlord, by its representatives, may enter upon the Premises at all reasonable times and during any emergency to inspect the state of repair and maintenance.

7.4      Landlord’s Approval of the Tenant’s Repairs and Work

The Tenant shall not make any repairs, alterations, replacements, decorations or improvements to any part of the Premises without first obtaining the Landlord’s written approval. The Tenant shall submit to the Landlord:

(a)	details of the proposed work including drawings and specifications conforming to good construction practice and approved by the Landlord or consultants designated by the Landlord;

(b)	such indemnification against liens, costs, damages and expenses as the Landlord requires; and

(c)

evidence satisfactory to the Landlord that the Tenant has obtained, at its expense, all necessary consents, permits, licences and inspections from all governmental and regulatory authorities having jurisdiction. All such Tenant’s work, repairs, replacements, alterations or improvements by the Tenant to the Premises approved of by the Landlord shall be performed:

at the sole cost of the Tenant;

by competent workmen whose labour union affiliations are compatible with others employed by the Landlord and its contractors provided that the Tenant’s workmen shall not be required to submit to restrictive practices in contravention of the Labour Code of British Columbia in force at the time of their employment;

(iii)	in a good and workmanlike manner;

(iv)	in accordance with the drawings and specifications approved by the Landlord or its consultants; and

(v)	subject to the reasonable regulations, controls and inspection of the Landlord.

Any such work, repair, replacement, alteration, decoration or improvement made by the Tenant without the prior written consent of the Landlord or which is not made in accordance with the drawings and specifications approved by the Landlord or its consultants shall, if requested by the Landlord, be promptly removed by the Tenant at the Tenant’s expense and the Premises restored to their previous condition. Failing such removal, the Landlord shall be entitled to remove the same forthwith without notice and at the Tenant’s sole cost and expense.

Notwithstanding anything contained in this Lease including, without limitation Article 7.2, if any such work, repairs, maintenance, alterations, decorations, additions or improvements to the Premises or to any improvements installed by or on behalf of the Tenant for the benefit of the Premises which are approved by the Landlord, affect the structure of the Premises or any part of the Building other than the Premises or are installed outside the Premises, such work shall at the option of the Landlord be performed only by the Landlord, at the Tenant’s sole cost and expense.

From time to time during the course of construction, the Tenant shall pay to the Landlord upon demand, both the Landlord’s costs relating to any such work, repairs, alterations, decorations, additions or improvements including the fees of any architectural and engineering consultants plus a sum equal to fifteen percent (15%) of the total cost thereof representing the Landlord’s overhead. No work, repairs, alterations, additions, decorations or improvements to the Premises by or on behalf of the Tenant shall be permitted which, in the Landlord’s opinion, may weaken or endanger the structure or adversely affect the condition or operation of the Premises or the Building or diminish the value thereof, or restrict or reduce the Landlord’s coverage for zoning purposes.

7.5      Maintenance by the Landlord

The Landlord shall, at all times throughout the Term, but subject to this Article 7 and reasonable wear and tear, maintain and repair, or cause to be maintained and repaired, as would a prudent owner of a reasonably similar commercial development, having regard to size, age and location, the structure of the Building including, without limitation, the foundations, exterior wall assemblies including weatherwalls, sub-floor, roof, bearing walls, and structural columns and beams of the Building. The cost of such maintenance and repairs (except for the cost of repairing or replacing any inherent structural defects or weaknesses or exterior glass damaged by the Tenant, its invitees, employees, or agents) shall form part of the Common Costs.

If the Tenant refuses or neglects to carry out any maintenance, repairs and replacements properly as required pursuant to Article 7.2 hereof, and to the reasonable satisfaction of the Landlord, the Landlord may, but shall not be obliged to, perform such maintenance, repairs, and replacements without being liable for any loss or damages that may result to the Tenant’s merchandise, fixtures or other property or to the Tenant’s business by reason thereof. Upon completion of such maintenance, repairs and replacements, the Tenant shall pay to the Landlord upon demand, the Landlord’s costs relating thereto plus a sum equal to fifteen percent (15%) thereof representing the Landlord’s overhead. The Tenant agrees that the making of any repairs by the Landlord pursuant to this Article 7.5 is not a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease or implied by law. Without limiting the rights of the Landlord pursuant to Article 7.4, the Landlord will have the right at any time during the Term to repair, remodel, alter or improve the Building (or to change the location of the entrance or entrances to the Building and the Premises other than the entrance provided for the Tenant) without compensation or responsibility to the Tenant and to enter into, pass through, work upon and attach scaffolds or other temporary structures to the Premises putting the Tenant to as little disturbance or inconvenience as is reasonably practicable.

7.6      Repair where the Tenant is at Fault

Notwithstanding any other terms, covenants and conditions contained in this Lease (including, without limitation, the Landlord’s obligations to repair set out in Article 7.5, the Landlord’s obligations to take out insurance on the Building, and the Tenant’s obligation to pay its Proportionate Share of the cost of insurance premiums as a Common Cost), if the Building or any part thereof or the Common Areas and Facilities (including those Common Areas and Facilities within or passing through the Premises), or any equipment, machinery, facilities or improvements contained therein or made thereto, or the roof or outside walls of the Building or any other structural portions thereof require repair or become damaged or destroyed through the negligence, carelessness or misuse of the Tenant (or those for whom it is in law responsible) or through it in any way stopping up or damaging the heating apparatus, water pipes, drainage pipes or other equipment or facilities or parts of the Building, the cost of the resulting repairs, replacements or alterations plus a sum equal to fifteen percent (15%) of the cost thereof representing the Landlord’s overhead, shall be paid by the Tenant to the Landlord as Additional Rent forthwith upon presentation of an account of such expenses incurred by the Landlord.

7.7      Payment for Work

The Tenant will pay for all expenses incurred for labour performed upon, and materials incorporated into, the Premises for which it is responsible as same fall due.

7.8      Notice by the Tenant

The Tenant shall, when it becomes aware of same or when the Tenant should, acting reasonably, have become aware of same, notify the Landlord of any damage to, or deficiency or defect in any part of the Building, including the Premises, any equipment or utility systems, or any installations located therein, notwithstanding the fact that the Landlord may have no obligations with respect to them.

7.9      Tenant Improvement Allowance

Provided the Tenant is in occupancy of the Premises and further provided that there has been no default by the Tenant in its obligations under the Lease, the Landlord shall pay, as a contribution toward the initial leasehold improvements installed by or on behalf of the Tenant, the maximum sum of $100,000.00, plus GST thereon (the “Allowance”). The Allowance shall be spent solely on improvements to the Premises, and shall be payable to the Tenant’s approved contractor in instalments as agreed between the Landlord, the Tenant and the approved contractor, on submission of the contractor’s invoices duly certified as correct by the Tenant and provided that the work specified therein has been carried out, and provided further that the Tenant has executed the Lease in a form satisfactory to the Landlord. The final ten (10%) percent holdback will be payable after the last of each of the following has occurred:

(a)	the said leasehold improvements have been installed;

(b)	the Tenant has furnished evidence satisfactory to the Landlord of such installations;

(c)	the time limit for filing of liens with respect to such leasehold improvements has expired;

(d)	the Tenant has provided the Landlord with a statutory declaration as to the non- existence of any liens; and

(e)	the Tenant has accepted the Premises, is in occupation thereof and is paying Rent pursuant to the Lease.

Any costs incurred above the amount of the Allowance will be for the Tenant’s account.

The Tenant shall complete its initial leasehold improvements to the Premises within six (6) months following the date the Tenant takes possession of the Premises in order to construct its leasehold improvements therein. Any unused portion of the Allowance shall not be applied to any part in any form of free rent or cash.

ARTICLE 8
COMMON AREAS AND ALTERATIONS TO BUILDING

8.1      Storage

The Tenant will not store anything of whatsoever nature or kind on or within the Common Areas and Facilities.

8.2      Use of Common Areas

Subject to this Lease, including the Rules and Regulations contained in Schedule “B”, and to such other reasonable regulations as the Landlord may make pertaining to the use of the Common Areas and Facilities, the Tenant will have for itself and its licensees and invitees the non-exclusive right to use the Common Areas and Facilities, in common with others entitled thereto for their proper and intended purposes during normal business hours as reasonably stipulated by the Landlord. The Tenant acknowledges that the Common Areas and Facilities are subject to the exclusive control and management of the Landlord.

8.3      Reservation to Landlord

All outside walls of the Premises and any space in the Premises used for stairways and passageways to other adjoining premises, shafts, stacks, pipes, conduits, ducts and other building facilities, the heating, electrical, plumbing, air-conditioning and other building systems, and the use thereof as well as access thereto through the Premises for the purpose of use, operation, maintenance and repair, are expressly reserved to the Landlord.

8.4      Alterations to the Building

The Landlord will be entitled, from time to time, to alter the Common Areas and Facilities and the Building and to make changes and additions thereto and, without limitation, to change the area, level, location, arrangement and use of the Common Areas and Facilities and Building, and to build additional stories on the Building.

ARTICLE 9
SURRENDER OF PREMISES AND REMOVAL OF FIXTURES

9.1      Surrender

Upon the expiration or earlier termination of this Lease and the Term and any period of overholding, the Tenant will surrender to the Landlord possession of the Premises and fixtures and improvements therein (subject to this Article 9), all of which will become the property of the Landlord without any claim by or compensation to the Tenant, all in good order, condition and repair in accordance with the Tenant’s obligation to repair and maintain, and free and clear of all encumbrances and all claims of the Tenant or of any person claiming by or through or under the Tenant and all the rights of the Tenant under this Lease will terminate save as herein expressly set out.

9.2      Document of Surrender

If this Lease and the Term are terminated for any reason, the Tenant will deliver to the Landlord forthwith upon request a document surrendering this Lease in form acceptable for registration in the appropriate Land Title Office.

9.3      Condition of Premises

Without restricting the generality of Article 9.1, the Tenant, immediately before the expiration or earlier termination of this Lease, will leave the Premises in a broom clean condition.

9.4      Removal of Fixtures

All replacements, alterations, additions, partitions, installations, improvements and fixtures made by the Tenant or made by the Landlord on behalf of the Tenant under this Lease or any renewal hereof (other than the Tenant’s trade fixtures and personal property) shall immediately become the property of the Landlord without compensation therefor to the Tenant but the Landlord shall be under no obligation to repair, maintain or insure the same, such matters being the sole responsibility of the Tenant in accordance with the provisions of this Lease. The replacements, alterations, additions, partitions, installations, improvements and fixtures (other than the Tenant’s trade fixtures and personal property) shall not be removed from the Premises prior to the expiration or earlier termination of the Term without the prior written consent of the Landlord. If the Tenant is not in default hereunder, the Tenant, at the expiration of the Term, may remove from the Premises all Tenant’s trade fixtures and personal property. If the Tenant damages the Premises during such removal the Tenant will make good such damage at its expense. In no event will the Tenant remove from the Premises any partitions, floor coverings, draperies, local voice, data, or electrical wiring distribution, including floor ducts, telephone conduits or plumbing, heating, air-conditioning, electrical or ventilating plant or equipment or other building services. Notwithstanding the preceding provision or anything else to the contrary herein, the Tenant shall, if requested by the Landlord upon written notice and upon the expiration or earlier termination of this Lease remove forthwith its installations, alterations, additions, partitions and fixtures and anything in the nature of improvements made or installed for or by the Tenant or by the Landlord on behalf of the Tenant to or in the Premises, and will, at the Tenant’s cost, make good any damage caused to the Premises by such removal.

ARTICLE 10
LIABILITY AND INDEMNIFICATION

10.1      Non-Liability of Landlord

The Landlord will not be liable or responsible in any way for any personal injury that may be sustained by the Tenant or any invitee or licensee of the Tenant, or of any other person who may be upon the Premises or in the Building or sidewalks, parking areas, or loading areas adjacent thereto, or for any loss of or damage or injury to property belonging to or in the possession of the Tenant or any invitee or licensee of the Tenant or any other person, and without limiting the generality of the foregoing, the Landlord will not be liable or responsible in any way for any injury, loss or damage to persons or property caused by smoke, steam, water, ice, rain, snow or fumes which may leak, issue or flow into, through or from the Premises or from the water sprinkler, drainage or smoke pipes or plumbing equipment therein or from any other place or quarter or caused by or attributable to the condition or arrangement of any electrical or other wiring or the air-conditioning equipment, or, for any matter or thing of whatsoever nature or kind arising from the Tenant’s use and occupation of the Premises or otherwise, except if such injury, loss, or damage is caused by the wilful misconduct or negligence of the Landlord.

10.2      Indemnification

Notwithstanding any other terms, covenants and conditions contained in this Lease, the Tenant will indemnify and save harmless the Landlord and those for whom it is in law responsible from and against any and all liabilities, damages (including loss of all rent payable by the Tenant hereunder), costs, expenses, causes of actions, claims, suits and judgments which the Landlord may incur or suffer or be put to by reason of or in connection with or arising from:

(a)	any breach, violation or non-performance by the Tenant of any obligation contained in this Lease to be observed or performed by the Tenant;

(b)

any damage to the property of the Tenant, any sub-tenant, licensee or any person claiming through or under the Tenant or any sub-tenant or licensee, or any of them, or damage to any other property howsoever occasioned by the condition, use, occupation, repair or maintenance of the Premises;

(c)	any injury to any person, including death resulting at any time therefrom, occurring in or about the Premises;

(d)	any wrongful act or neglect of the Tenant, its invitees and licensees, in and about the Premises and Lands.

Should the Landlord without fault on its part, be made a party to any litigation commenced by or against the Tenant, then the Tenant shall protect, indemnify and hold the Landlord harmless and shall promptly pay all costs, expenses and reasonable legal fees incurred or paid by the Landlord in connection with such litigation as Additional Rent upon demand. The Tenant shall also promptly pay as Additional Rent upon demand all costs, expenses and legal fees (on a solicitor and own client basis) that may be incurred or paid by the Landlord in enforcing the terms, covenants and conditions in this Lease, unless a Court shall decide otherwise.

10.3      Survival of Indemnification

The provisions of Article 10 will survive any termination of this Lease, despite anything in this Lease to the contrary.

ARTICLE 11
INSURANCE

11.1      Tenant’s Insurance

The Tenant, at its cost, will obtain and keep in force throughout the Term:

(a)

all risks insurance with Water Damage insurance covering all the Tenant’s property or for which the Tenant is legally liable or installed by or on behalf of the Tenant in the Premises including, without limitation, perils sewer backup, flood and earthquake insurance, its improvements, furniture, equipment, fittings, fixtures and stock-in-trade, in amounts adequate to cover fully any loss that the Tenant could sustain; if there is a dispute as to the amount which comprises full replacement cost, the decision of the Landlord shall be conclusive;

(b)

commercial general liability insurance (including without limitation, tenant’s legal liability and contractual liability to cover the responsibilities assumed under Article 10.2 hereof) against claims for personal injury, death or property damage occurring upon or in or about the Premises, the Common Areas and Facilities, the Building and the Lands, coverage to include the activities and operations conducted by the Tenant and any other person on the Premises, and by the Tenant and any other person performing work on behalf of the Tenant and those for whom the Tenant is in law responsible in any other part of the Building or the Lands. Such policies shall be written on a comprehensive basis with inclusive limits of not less than Five Million Dollars ($5,000,000.00) for bodily injury to any one or more persons, or property damage, including but not limited to Tenant’s Legal Liability, Blanket Contractual, Gross Liability and Severability of Interest Clause, Bodily Injury, Personal Injury and Occurrence Property Damage, and such higher limits as the Landlord, acting reasonably, requires from time to time;

(c)

any other form of insurance and such higher limits as the Landlord, acting reasonably, requires from time to time in form, in amounts and for insurance risks against which a prudent tenant would insure. A sample certificate of insurance is attached hereto as Schedule “C”.

11.2      Policies

The Tenant will effect all policies with insurers, and upon terms and in amounts, as to deductibles and otherwise reasonably satisfactory to the Landlord. The Tenant will furnish to the Landlord copies of all policies, or insurance certificates in lieu thereof, and will provide written notice of the continuation of such policies not less than ten (10) days prior to their respective expiry dates. The Tenant will pay the premium for each policy. If the Tenant fails to purchase or to keep in force such insurance the Landlord may effect such insurance, at the Tenant’s cost. All policies shall be non-contributing and shall apply only as primary and not as excess to any other insurance available to the Landlord; and shall not be invalidated with respect to the interests of the Landlord and of its mortgagee or mortgagees by reason of any breach or violation of any warranties, representations, declarations or conditions contained in the policies.

11.3      Landlord as Insured

The Tenant will cause each of the policies for the insurance referred to in Article 11.1 to contain an undertaking by the insurer(s) to notify the Landlord at least thirty (30) days prior to cancellation or to making any other change material to the Landlord’s interests. The liability policy will include the Landlord as an additional insured with a cross-liability clause. The fire insurance policy will name the Landlord and the mortgagees of the Landlord as loss payees as their respective interests may appear.

11.4      Subrogation

The Tenant will cause any insurance policy obtained by it pursuant to this Lease to contain a waiver of subrogation clause in favour of the Landlord and the Landlord’s mortgagee or mortgagees and those for whom they are in law responsible.

11.5      Landlord’s Insurance

The Landlord shall, at all times throughout the Term carry:

(a)

insurance on the Building (excluding the foundations and excavations) and the machinery, heating, ventilating and air-conditioning systems boilers and equipment contained therein and owned by the Landlord (specifically excluding any property with respect to which the Tenant and other tenants are obliged to insure pursuant to Article 11.1 or similar sections of their respective leases) against damage by fire and extended perils coverage in such reasonable amounts and with such reasonable deductions as would be carried by a prudent owner of a reasonably similar commercial development, having regard to size, age and location;

(b)

public liability and property damage insurance with respect to the Landlord’s operations in the Building in such reasonable amounts and with such reasonable deductions as would be carried by a prudent owner of a reasonably similar commercial development, having regard to size, age and location;

(c)

rental insurance in respect to the tenants of the Building to cover rents and Common Costs for such reasonable lengths of time as would be carried by a prudent owner of a reasonably similar commercial development having regard to size, age and location;

(d)

insurance on all boilers, pressure vessels and other objects identified in the “Standard Comprehensive Coverage” form in common usage by boiler and machinery insurers, as presently constituted or the equivalent replacement thereof, with a limit per accident of not less than Twenty Million Dollars ($20,000,000.00); and

(e)	such other form or forms of insurance as the Landlord reasonably considers advisable.

Notwithstanding any contribution by the Tenant to the cost of insurance premiums provided herein, the Tenant acknowledges and agrees that no insurable interest is conferred upon the Tenant under this Lease for purposes of any policies of insurance carried by the Landlord and the Tenant has no right to receive any proceeds of any such insurance policies carried by the Landlord.

11.6      Lease Guarantee Insurance

In the event that the Landlord wishes to obtain either lease guarantee insurance insuring, in favour of the Landlord, the payments due to the Landlord from the Tenant pursuant to the terms of this Lease, or mortgage insurance insuring the payments due under mortgages charging the Lands, the Tenant agrees that upon seven (7) days’ notice it shall deliver to the Landlord such information and material as the Landlord may reasonably require to make application for, obtain and maintain such insurance, including true and complete financial statements. The Tenant further agrees that it will pay to the Landlord as Additional Rent an amount equal to five percent (5%) of the sum of the Basic Rent and Additional Rent herein reserved (excluding the Additional Rent payable pursuant to this Article 11.6) on account of rental or mortgage insurance whether or not the Landlord places such insurance with a third party or self insures.

ARTICLE 12
DAMAGE OR DESTRUCTION AND EXPROPRIATION

12.1      Destruction of the Premises

If the Premises are at any time destroyed or damaged (including smoke damage), as a result of fire or other hazard or casualty against which the Landlord is insured then and so often as such event occurs the Lease will continue in full force and effect, except that the Basic Rent and contributions to Common Costs hereby reserved will abate to the extent of any recovery by the Landlord under its rental interruption insurance in respect of the Premises. The Landlord, provided it does not terminate the tenancy pursuant to this Article 12 and to the extent of any recovery by the Landlord under its insurance policies (other than rental interruption insurance) taken out pursuant to the terms of this Lease, will commence diligently to reconstruct, rebuild or repair the Premises except to the extent that the Tenant is obliged to repair hereunder. In the event of damage or destruction to the leasehold improvements covered by insurance required to be taken out by the Tenant pursuant to Subsection 11.1(a), and this Term and tenancy are not cancelled, the Landlord and the Landlord’s mortgagee or mortgagees will release the insurance proceeds to the Tenant and the Tenant will use the proceeds of such insurance for the purpose of repairing or restoring such leasehold improvements. If the Term and tenancy are cancelled pursuant to either this Article 12.1 or Article 12.3 then the Landlord and the Landlord’s mortgagee or mortgagees will be entitled to the insurance proceeds relating to the leasehold improvements. Upon the Tenant being notified in writing by the Landlord that the Landlord’s work of reconstruction or rebuilding or repairs is substantially completed, the Tenant will complete forthwith all Tenant’s work including, without limitation, such work as is required to fully restore the Premises for business and the Tenant will recommence paying Basic Rent and contributions to Common Costs within thirty (30) days of receipt of the Landlord’s notice that the Landlord’s work is substantially completed. Notwithstanding the foregoing, if the Premises are damaged or destroyed as aforesaid at any time during the last two years of the Term or of any renewal term contained herein, the Landlord will not be required to reconstruct, rebuild or repair the Premises following any such damage or destruction unless the Tenant has exercised at least one of any subsequent options to renew which it may have in accordance with this Lease. If the Landlord elects not to reconstruct, rebuild or repair the Premises following any such damage or destruction, the Landlord will so notify the Tenant within ninety (90) days following any such damage or destruction of its election and in the case of such election, the Term and the tenancy hereby created will expire by lapse of time upon the 30th day after such election is made, and the Tenant, within such thirty (30) day period, will vacate the Premises and surrender the same to the Landlord and the Landlord will have the right to re-enter and/or repossess the Premises discharged of this Lease and to remove all persons and property therefrom.

12.2      Destruction of Building

If less than fifteen percent (15%) of the area of the Building is at any time destroyed or damaged (including smoke damage) as a result of fire, hazard or other casualty against which the Landlord is insured notwithstanding that the Premises may be unaffected by such occurrence, or, if more than fifteen percent (15%) of the area of the Building is so damaged or destroyed but the Landlord does not exercise its option to terminate this Lease as set out in Article 12.3, then so often as such event occurs, the Lease will continue in full force and effect, except that the rent hereby reserved will abate to the extent of any recovery by the Landlord under its rental interruption insurance in respect of the Premises, and the Landlord will commence diligently to reconstruct, rebuild or repair the Building following such destruction or damage, but only to the extent of the Landlord’s responsibilities pursuant to the terms of the various leases of premises in the Building exclusive of any tenant’s responsibilities set out therein.

12.3      Termination

Notwithstanding the provisions of Article 12.1, if fifteen percent (15%) or more of the area of the Building is at any time destroyed or damaged as set out in Article 12.2, then, and so often as such event may occur, the Landlord, at its option, to be exercised by notice in writing to the Tenant, given within ninety (90) days next following any such occurrence, may elect to cancel or terminate this Lease and in the case of such election, the Term and the tenancy hereby created shall expire by lapse of time upon the 30th day after such notice is given, and the Tenant, within such thirty (30) day period will vacate the Premises and surrender the same to the Landlord with the Landlord having the right to re-enter and/or repossess the Premises discharged of this Lease and to remove all persons and property therefrom.

12.4      Repairing

If the Landlord elects to repair, reconstruct or rebuild the Building or any part or parts thereof, the Landlord may use plans and specifications and working drawings other than those used in the original construction of same.

12.5      Architect’s Certificate

The certificate of the Architect as to the percentage of the area of the Building damaged or destroyed, the date upon which the Landlord’s work or Tenant’s work of reconstruction and/or repairs is substantially completed, and the state of completion of any work of either the Landlord or the Tenant under this Lease will be conclusive and binding on the Landlord and Tenant. “Area” in this Article 12 means Rentable Area calculated in accordance with this Lease.

12.6      Expropriation

Both the Landlord and the Tenant agree to cooperate with each other in respect of any expropriation of all or any part of the Premises or any other part of the Building, so that each may receive the maximum award in the case of any expropriation to which they are respectively entitled at law. If and to the extent that any portion of the Building other than the Premises is expropriated, then the full proceeds accruing therefrom or awarded as a result thereof, shall belong solely to the Landlord and the Tenant will abandon or assign to the Landlord any rights which the Tenant may have or acquire by operation of law to such proceeds or award and will promptly execute such documents as in the opinion of the Landlord are or may be necessary to give effect to this intention. All compensation and damages awarded by the expropriating authority with respect to the taking of the Premises or part thereof including any payment for diminution in value of the remainder of the Premises will belong to the Landlord and the Tenant will only be entitled to receive such compensation or damages as it may claim and recover from the expropriating authority in respect of the loss of occupancy, interruption and Tenant’s fixtures.

ARTICLE 13
QUIET ENJOYMENT

13.1      Quiet Enjoyment

If the Tenant duly and punctually pays the Basic Rent and Additional Rent and complies with its obligations under this Lease, the Tenant will be entitled to peaceably possess and enjoy the Premises during the Term without any interruption or disturbance from the Landlord or any person or persons claiming by, through or under the Landlord.

ARTICLE 14
PERFORMANCE OF TENANT’S COVENANTS, DEFAULT AND BANKRUPTCY

14.1      Landlord or its Lender(s) may Perform Covenants

If the Tenant is in default of any of its obligations under this Lease, then the Landlord, without limiting any other remedy which it may have, will have the right to remedy any such default and for such purpose may at any time enter upon the Premises. No entry for such purpose will be deemed to cause a forfeiture or termination of this Lease or shall be deemed to be a trespass. In order to cure such default, the Landlord may do such things as are necessary to cure the default and such things as may be incidental thereto (including, without limitation, the right to make repairs and to expend moneys). The Tenant will reimburse the Landlord for the aggregate of all expenses incurred by the Landlord in remedying any such default. The Landlord will be under no obligation to remedy any default of the Tenant and will not incur any liability to the Tenant for any action or omission in the course of its remedying or attempting to remedy any such default unless such act amounts to intentional misconduct or gross negligence on the part of the Landlord.

In the event of a default by the Landlord resulting in the commencement of enforcement proceedings by their mortgage lender(s) against the Landlord in respect of financing that encumbers the Building and Lands, the Tenant will, upon receiving written notice of same, attorn to the Lender for the duration of the Lease upon the same terms and conditions as herein. Within five (5) business days of the Landlord providing the Tenant with a short form agreement, in a form reasonably acceptable to the Landlord’s lender(s) to give effect to the forgoing section (the “Attornment Agreement”), the Tenant shall execute same and return one fully executed copy to the lender as specified in the Attornment Agreement. The Tenant hereby irrevocably appoints the Landlord as Attorney for the Tenant with full power to execute and deliver the Attornment Agreement for and in the name of the Tenant should the Tenant fail to do so within five (5) business days of receiving same.

14.2      Rights of Termination

If and whenever:

(a)	any Basic Rent or Additional Rent is not paid when due;

(b)	the Tenant has on more than one occasion in any Rental Year not paid any Basic Rent or Additional Rent on the day on which the same ought to have been paid;

(c)

there is a breach of any of the Tenant’s obligations hereunder (other than as set out in the other clauses of this Article) including without limitation the Rules and Regulations set out in Schedule “B”, which is not cured within five (5) days after delivery of notice by the Landlord to the Tenant specifying such breach, provided that if any default of the Tenant can only be cured by the performance of work or the furnishing of materials and if such work cannot reasonably be completed or such materials reasonably obtained and utilized within said five (5) days, then such default will not be deemed to continue if the Tenant proceeds promptly with such work as may be necessary to cure the default and continues diligently to complete such work;

(d)	the Term or any goods and chattels on the Premises are at any time seized or taken in execution or attachment;

(e)	the Tenant assigns, sublets or parts with possession of the Premises without the Landlord’s consent as required herein; or

(f)	the Premises remain vacant or unoccupied without the written consent of the Landlord;

then in any of the said cases (and notwithstanding any prior waiver of breach of covenant) the Landlord, at its option, may (and without prejudice to any other right or remedy it may then have or be entitled to) immediately or at any time thereafter and without notice or any form of legal process take possession of the Premises or any part thereof in the name of the whole and expel the Tenant and those claiming through or under it and remove its or their effects (forcibly if necessary) without being deemed guilty of any manner of trespass, any statute or law to the contrary notwithstanding.

14.3      Bankruptcy

If and whenever:

(a)

a receiver, receiver manager, guardian, trustee in bankruptcy or any other similar officer is appointed to take charge of all or any substantial part of the property of the Tenant or the Guarantor, if any, by a court of competent jurisdiction;

(b)

a petition is filed for the re-organization of the Tenant or the Guarantor, if any, under any provision of the Bankruptcy and Insolvency Act or any law of Canada or any province thereof or of the jurisdiction in which the Tenant or the Guarantor as the case may be is incorporated relating to bankruptcy or insolvency, then in force;

(c)	the Tenant or the Guarantor, if any, becomes insolvent; or

(d)	if any application or petition or certificate or order is made or granted for the winding up or dissolution of the Tenant or the Guarantor, if any, voluntarily or otherwise;

then in any such case this Lease, at the option of the Landlord, will thereupon terminate and the Term will immediately become forfeited and void and the current month’s Gross Rent and the next ensuing three (3) months’ Gross Rent will immediately become due and payable and the Landlord, without notice or any form of legal process, may re-enter and take possession of the Premises or any part thereof in the name of the whole and expel the Tenant and those claiming under it and remove its or their effects (forcibly if necessary) without being deemed guilty of trespass, any statute or law to the contrary notwithstanding.

14.4      Waiver with Respect to Re-Entry

The Tenant hereby waives any present or future requirement that notice of the Landlord’s intention to re-enter be served or that the Landlord commence legal proceedings in order to reenter.

14.5      Waiver of Benefit of Legislation and Seizure

The Tenant irrevocably waives and renounces the benefit of any present or future law taking away or diminishing the Landlord’s privilege on the property of the Tenant and right of distress and agrees with the Landlord notwithstanding any such law, that the Landlord may seize and sell all the Tenant’s goods and property, whether within the Premises or not, and apply the proceeds of such sale upon Basic Rent and Additional Rent and upon the cost of the seizure and sale in the same manner as might have been done if such law had not been passed. If the Tenant vacates the Premises leaving any Basic Rent or Additional Rent unpaid, the Landlord, in addition to any remedy otherwise provided at law or in equity, may seize and sell the goods and chattels of the Tenant at any place to which the Tenant or any other person may have removed them in the same manner as if such goods and chattels had remained on the Premises. If the Landlord, being entitled so to do, levies distress against the Tenant’s goods and chattels, the Landlord may use such force as the Landlord may deem necessary for the purpose and for gaining admission to the Premises without the Landlord being liable for any loss or damage caused thereby.

14.6      Re-Entry and Damages

If and whenever the Landlord is entitled to re-enter the Premises, or does re-enter the Premises, the Landlord may either terminate this Lease by giving written notice of termination to the Tenant, or by posting notice of termination in the Premises, and in such event the Tenant will forthwith vacate and surrender the Premises or alternatively, the Landlord may from time to time without terminating the Tenant’s obligations under this Lease, make alterations and repairs considered by the Landlord necessary to facilitate a sub-letting, and sub-let the Premises or any part thereof as agent of the Tenant for such term or terms and at such rental or rentals and upon such other terms and conditions as the Landlord in its reasonable discretion considers advisable. Upon each subletting all rent and other moneys received by the Landlord from the sub-letting will be applied, first to the payment of indebtedness other than Basic Rent due hereunder from the Tenant to the Landlord, second to the payment of costs and expenses of the sub-letting including brokerage fees and solicitors’ fees and costs of the alterations and repairs, and third to the payment of Basic Rent due and unpaid hereunder. The residue, if any, will be held by the Landlord and applied in payment of future Gross Rent as it becomes due and payable. If the Gross Rent received from the sub-letting during a month is less than the Gross Rent to be paid during that month by the Tenant, the Tenant will pay the deficiency to the Landlord. The deficiency will be calculated and paid monthly. No re-entry by the Landlord will be construed as an election on its part to terminate this Lease unless a written notice of that intention is given to the Tenant. Despite a sub-letting without termination, the Landlord may elect at any time to terminate this Lease for a previous breach. If the Landlord terminates this Lease for any breach and elects to claim damages for such breach, the Tenant will pay to the Landlord on demand therefor:

(a)	Gross Rent up to the time of re-entry or termination;

(b)	all additional charges and Additional Rent payable by the Tenant pursuant to the provisions hereof up until the date of re-entry or termination whichever is later;

(c)

such expenses as the Landlord may incur or has incurred in connection with re- entering or terminating or re-letting, or collecting sums due or payable by the Tenant or realizing upon assets seized including brokerage expense, legal fees and disbursements determined on a solicitor and own client basis, or the expense of keeping the Premises in good order and repairing or maintaining the same or preparing the Premises for re-letting; and

(d)

as liquidated damages for the loss of Gross Rent and other income of the Landlord expected to be derived from this Lease during the period which would have constituted the unexpired portion of the Term had it not been terminated, the amount, if any, by which the rental value of the Premises for such period established by reference to the terms and provisions of this Lease, exceeds the rental value of the Premises for such period established by reference to the terms and provisions upon which the Landlord re-lets them, if such re-letting is accomplished within a reasonable time after termination of this Lease, and otherwise with reference to all market and other relevant circumstances. Rental value is to be computed in each case by reducing to present worth at an assumed interest rate of ten percent (10%) per annum all rent and other amounts to become payable for such period and where the ascertainment of amounts to become payable requires it, the Landlord may make estimates and assumptions which will govern unless shown to be unreasonable or erroneous.

14.7      Remedies of Landlord are Cumulative

The remedies of the Landlord in this Lease are cumulative and are in addition to any remedies of the Landlord at law or in equity. No remedy will be deemed to be exclusive and the Landlord may from time to time have recourse to one or more of all the available remedies specified herein or at law or in equity.

14.8      Legal Fees

If the Landlord retains a lawyer or other person reasonably necessary for the purpose of assisting the Landlord in enforcing any of its rights under this Lease in the event of default by the Tenant, the Landlord will be entitled to collect from the Tenant as Additional Rent the costs of all such services on a solicitor and own client basis.

ARTICLE 15
IMPOSSIBILITY OF PERFORMANCE

15.1      Non-Performance by Landlord

Whenever the Landlord is unable to fulfil any obligation hereunder in respect of the provision of any service, utility, work or repair by reason of being unable to obtain the materials, goods, equipment, service, utility or labour required to enable it to fulfil such obligation or by reason of any law or regulation or by reason of any other cause beyond its reasonable control, the Landlord will be entitled to extend the time for fulfilment of such obligation by a time equal to the duration of the delay or restriction. The Tenant will not be entitled to any compensation for any inconvenience, nuisance or discomfort thereby occasioned or to cancel this Lease, and no such interruption will be deemed to be a disturbance of the Tenant’s enjoyment of the Premises. The Landlord, in the event of such interruption, will proceed to overcome same with all reasonable diligence.

ARTICLE 16
REGULATIONS

16.1      Regulations

The Tenant and its licensees and invitees will be bound by all such reasonable regulations as the Landlord may from time to time make of which written notice is given to the Tenant including those set out in Schedule “B”. All such regulations will be deemed to be incorporated into and form part of this Lease. Nothing in this Lease will be construed so as to oblige the Landlord to enforce such regulations against other tenants in the Building and the Landlord will not be liable to the Tenant for violation of the regulations by such tenants or their invitees or licensees.

ARTICLE 17
OVERHOLDING

17.1      Overholding

If the Tenant remains in possession of the Premises after the expiration of the Term and without the execution and delivery of a new lease or without the express consent in writing of the Landlord, the Landlord may re-enter and take possession of the Premises and remove the Tenant therefrom and the Landlord may use such force as it may deem necessary for that purpose without being liable in respect thereof or for any loss or damage occasioned thereby. While the Tenant remains in possession of the Premises after the expiration of the Term, the tenancy, in the absence of written agreement, will be from month to month only at a rent per month equal to two times the Gross Rent payable in respect of the month immediately preceding expiration of the Term, payable in advance on the 1st day of each month, and the Tenant will be subject to all terms of this Lease, except that the tenancy will be from month to month only and a tenancy from year to year will not be created by implication of law or otherwise.

ARTICLE 18
INSPECTION

18.1      Inspection

The Landlord or its representatives may exhibit the Premises at reasonable times to prospective tenants during the last nine (9) months of the Term and may also exhibit the Premises at reasonable times throughout the Term for the purposes of the Landlord’s own financing and for prospective purchasers.

ARTICLE 19
RELOCATION

19.1      Relocation

On not more than two occasions during the Term, the Tenant agrees to relocate to other premises having similar or better characteristics (including view) to that of the Premises in the event that the Landlord for any reason requests the Tenant to do so. The Tenant shall vacate the Premises and move to the substitute premises within thirty (30) days written notice that the Landlord has completed construction of tenant improvements in the substitute premises (at its own expense) having characteristics consistent with tenant improvements in the Premises at the time of relocation. The substitute premises shall be satisfactory to the Tenant, acting reasonably. Landlord shall pay all costs of moving including connecting utilities and services, reprinting stationery, change of mailing address notices, and associated mailing costs.

ARTICLE 20
OBLIGATIONS OF GUARANTOR

[section intentionally deleted]

ARTICLE 21
OPTION TO RENEW

21.1      Option to Renew

The Landlord covenants and agrees with the Tenant that if the Tenant duly and punctually observes and performs the covenants, agreements and provisos in this Lease on the part of the Tenant to be observed and performed, the Landlord will at the expiration of the Term upon the Tenant’s written request delivered to the Landlord not later than six (6) months and not earlier than eight (8) months prior to the expiration of the Term, grant to the Tenant one renewal lease of the Premises for a term of five (5)years upon all the terms, covenants, agreements and provisos contained in this Lease except:

(a)

the Basic Rent, which Basic Rent shall be the annual rental which could reasonably be obtained by the Landlord for such space from a willing tenant dealing at arm’s length with the Landlord, having regard to all relevant circumstances, including the size and location of the space, the facilities afforded, the terms of such Lease (including its provisions for Additional Rent), the condition of the Premises and any leases recently made by the Landlord of comparable premises in the Building to those with whom the Landlord is dealing at arm’s length. If the Landlord and the Tenant have not mutually agreed on the amount of such Basic Rent ninety (90) days prior to the renewal term such Basic Rent shall be decided by binding arbitration pursuant to Article 21.2 provided that the annual Basic Rent payable during the renewal term shall not be less than the annual Basic Rent payable during the last year of the Term;

(b)	this right of renewal; and

(c)	any tenant inducements (including, but being limited to, any improvement allowances, free rent months or fixturing periods).

Until the Basic Rent has been determined as provided herein, the Tenant shall pay the monthly rent requested by the Landlord and upon such determination the Landlord and the Tenant shall make the appropriate re-adjustments.

21.2      Arbitration Procedure

If under the provisions of Article 21.1 hereof the Landlord and the Tenant have failed to agree as to the Basic Rent payable for the Premises with respect to the renewal term by the date specified in Article 21.1, the determination of such Basic Rent shall be referred to a single arbitrator appointed under the Commercial Arbitration Act of British Columbia (as such legislation may be amended from time to time), whose decision shall be final and binding upon the Landlord and the Tenant. The cost of such arbitration shall be borne by the Landlord and the Tenant equally.

ARTICLE 22
MISCELLANEOUS

22.1      Waiver

No waiver of any default will be binding unless acknowledged in writing by the Landlord.

22.2      Condoning

Any condoning, excusing or overlooking by the Landlord of any default by the Tenant will not operate as a waiver of the Landlord’s rights hereunder in respect of any subsequent default.

22.3      Subordination

This Lease is subject to and subordinate to all mortgages, trust deeds or trust indentures which may now or at any time hereafter affect in whole or in part the Premises, the Building or the Lands and whether or not any such mortgage, trust deed or trust indenture shall affect only the Premises, the Building or the Lands or shall be a blanket mortgage, trust deed or trust indenture affecting other premises as well. This Lease shall also be subject and subordinate to all renewals, modifications, consolidations, replacements and extensions of any such mortgage, trust deed or trust indenture. In confirmation of such subordination and agreement to attorn, the Tenant shall execute promptly upon request by the Landlord any certificate, instruments, postponement or attornment or other instruments which may from time to time be requested to give effect hereto; the Tenant hereby irrevocably appoints the Landlord as the Attorney for the Tenant with full power and authority to execute and deliver such instruments for and in the name of the Tenant.

22.4      Estoppel Certificates

At any time or times after a written request by the Landlord the Tenant will promptly execute, acknowledge and deliver to the Landlord or such prospective assignee or mortgagee as the Landlord designates, a certificate stating:

(a)

that this Lease is unmodified and in force and effect in accordance with its terms (or if there have been modifications, that this Leases is in force and effect as modified, and identifying the modification agreements, or if this Lease is not in force and effect, that it is not), the date to which rental has been paid under this Lease,

whether or not there is an existing default by the Tenant in the payment or rent or any other sum of money under this Lease, and whether or not there is any other existing default by either party under this Lease with respect to which a notice of default has been served, and if there is such a default specifying its nature and extent,

(d)	whether or not there are any set-offs, defences or counterclaims against the enforcement of the obligations to be performed by the Tenant under this Lease, and

(e)	such other matters pertaining to the Lease as may be requested by the Landlord.

The Tenant hereby irrevocably appoints the Landlord as Attorney for the Tenant with full power and authority to execute and deliver the Estoppel Certificate for and in the name of the Tenant.

22.5      Severability

If any provision of this Lease is found to be illegal or invalid or unenforceable at law it will be deemed to be severed from this Lease and the remaining provisions will continue to have full force and effect.

22.6      Headings

All headings in this Lease are inserted for convenience of reference only and will not affect the construction and interpretation of this Lease.

22.7      Representations and Entire Agreement

The Tenant acknowledges and agrees that the Landlord has made no representations, covenants, warranties, guarantees, promises or agreements (verbal or otherwise) with the Tenant other than those contained in this Lease; that no agreement collateral hereto will be binding upon the Landlord unless made in writing and signed by the Landlord; and that this Lease constitutes the entire agreement between the Landlord and Tenant.

22.8      Notices

Any notice, request or demand herein provided or permitted to be given will be sufficiently given if personally served or mailed by prepaid registered post as follows:

to the Landlord:

(a)	LANDING HOLDINGS LIMITED and LANDING PROPERTIES LIMITED c/o Erinmore Management Ltd.
Suite 400, 375 Water Street Vancouver, BC
V6B 5C6

Attention: Jason McLean

(b)	to the Tenant:

DOMAIN HOLDINGS INC. Suite 635/645, The Landing 375 Water Street Vancouver, BC
V6B 5C6

Any notice mailed as aforesaid will be presumed, for the purposes of this Lease, to have been given two (2) business days following the day on which such notice is mailed. Any party may at any time give written notice to the others of any change of address and after the giving of such notice the address therein specified will be deemed to be the address of such party for the purpose of giving notices hereunder. If the postal service is interrupted or is substantially delayed, any notice, demand, request or other instrument shall only be delivered in person.

22.9      Time of Essence

Time will be of the essence of this Lease.

22.10      Signing of Lease

The Landlord will not be deemed to have made an offer to the Tenant by furnishing to the Tenant a copy of this Lease with particulars inserted.

22.11      Governing Law

This Lease will be construed and governed by the laws of British Columbia.

22.12      Gender

Words in the singular will include the plural and words in the plural will include the singular and words in the masculine gender will include feminine and neuter genders and vice versa where the context so requires.

22.13      No Registration

Neither the Tenant nor anyone on the Tenant’s behalf or claiming under the Tenant shall register this Lease or any assignment or sublease of this Lease or any document evidencing any interest of the Tenant in the Lease or the Premises, against the Lands or any part thereof and the Landlord shall not be obligated to deliver this Lease in registrable form. If requested by the Landlord, the Tenant shall at its expense register this Lease in the New Westminster/Vancouver Land Title Office.

22.14      Partial Invalidity

If for any reason whatsoever any term, covenant or condition of this Lease (other than the covenants to pay Basic Rent) or the application thereof to any person or circumstances, is to any extent held or rendered invalid, unenforceable or illegal, then such term, covenant or condition:

(a)

is deemed to be independent of the remainder of the Lease and to be severable and divisible therefrom, and its invalidity, unenforceability or illegality does not affect, impair or invalidate the remainder of the Lease or any part thereof; and

(b)

continues to be applicable to and enforceable to the fullest extent permitted by law against any person and circumstances other than those as to which it has been held or rendered invalid, unenforceable or illegal.

Neither party is obliged to enforce any term, covenant or condition of this Lease against any person, if, or to the extent that by so doing, such party is caused to be in breach of any laws, rules, regulations or enactments from time to time in force.

22.15      Enuring Effect

This Lease and everything herein contained will enure to the benefit of and be binding upon the parties hereto and each of their respective heirs, executors, administrators, successors and permitted assigns.

22.16      Deposit

The parties confirm that the Landlord has received a deposit of $35,447.38 (the “Deposit”) from the Tenant that shall be held, without interest, and allocated to any one or more of the following:

(a)	on account of the payment of the first and last month’s Minimum Rent; and

(b)	damage to the Premises caused by the Tenant;

at the Landlord’s exclusive option.

22.17      Landlord’s Work

The Landlord hereby agrees to perform the following work (the “Landlord’s Work”) at its own cost:

(a)	replace all burnt out lighting fixtures and ballasts;

(b)	ensure that the Building HVAC system, sprinklers and electrical outlets are in good working condition in their current configuration; and

(c)	ensure blinds on all the perimeter windows are fully operable.

22.18 Confidentiality

The Tenant will keep all information about the Leased Premises, the Offer to Lease, and the Lease, other than the fact that the Tenant is a tenant of the Landlord and that it has leased the Leased Premises for the Term, strictly confidential and will use its best efforts to ensure that its respective agents, representatives, officers, directors, employees and successors maintain such confidentiality. The Tenant shall not disclose any information about the Offer to Lease and Lease to anyone other than those directors, officers or employees of the Tenant and its legal counsel, that require the information for the purpose of carrying out the terms of this Lease.

IN WITNESS WHEREOF the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

LANDING HOLDINGS LIMITED and
LANDING PROPERTIES LIMITED
by their Agent and Building Manager,
ERINMORE MANAGEMENT LTD.
by its authorized signatory:

_________________________________________

TENANT:

DOMAIN HOLDINGS INC.
by its authorized signatory:

/s/ Geoffrey Hampson
_________________________________________

SCHEDULE “A”

SKETCH PLAN

SCHEDULE “B”

RULES AND REGULATIONS

1.

The Tenant shall provide the Landlord with the signatures of all persons entitled to enter the Premises outside of normal business hours designated by the Landlord and the Landlord shall be entitled to refuse admission to any person who cannot be identified as being entitled to enter the Premises by signature or otherwise.

2.

The sidewalks, hall, entry, passages, elevators, corridors and stairways shall not be obstructed by Tenants or occupants of the Building, or used by them for any other purpose than for ingress to and egress from their respective offices nor shall they sweep any dust, rubbish or other substance therein from the Premises. Nothing shall be thrown by the Tenants, its agents, clerks, servants or employees, out of the windows or doors or down the passages or skylights of the Building.

3.

Sign lettering on the directory board will be made or painted for the Tenant by the Landlord, the cost of painting being charged to the Tenant in the month’s bill next rendered, and shall be recoverable as rent. All such signs shall be subject to the approval of the Landlord.

4.

The Landlord shall in all cases retain the power to prescribe the weight and proper position of iron and steel safes, and all damage done to the Building by taking in or putting out a safe, or during the time it is in or on the Premises, shall be made good and paid by the Tenant by whom or by whose agents, clerks, servants or employees the same was or may be caused.

5.

In order that the Premises may be kept in a good state of preservation and cleanliness, each Tenant shall, during the continuance of this lease, permit the janitor or caretaker to take charge of and clean the Premises. The Tenant shall not employ any person other than the janitor or caretaker of the Landlord for the purpose of cleaning or taking charge of the Premises.

6.	Tenant, its agents, clerks, servants or employees shall not make, commit or permit any improper noises in the Building or interfere in any way with other Tenants or those having business with it.

7.	No animals shall be allowed or kept in or about the Premises.

8.

If the Tenant desires telegraphic or telephonic connections the Landlord will direct the electricians as to where and how the wires are to be introduced, and without such directions no boring or cutting for wires will be permitted. No gas pipe or electric wire will be permitted which has not been ordered or authorized in writing by the Landlord.

9.	It shall be the duty of the Tenant to assist and co-operate with the Landlord in preventing injury to the Premises.

10.

Any alterations, additions or changes made in the partitions or divisions of the rooms during the currency of this lease shall, if made at the request of the Tenant, be at the expense of the Tenant, but the same shall be subject to the approval and direction of the Landlord.

11.

The Tenant shall not use or keep in the Building any gasoline, coal oil, camphene, burning fluid or any illuminating material, provided that this restriction shall not prohibit the use or storage in the Premises by the Tenant of cleaning fluids used in the conduct of the Tenant’s business.

12.	No one shall use the Premises for sleeping quarters.

13.	Tenant shall not allow any windows in the Premises to be left open, so as to admit rain or snow.

14.

Furniture and effects, including goods and supplies, etc., shall not be taken into or removed from the Premises except at such times and in such manner as may be previously consented to and approved by the Landlord.

15.

The Tenant or other persons shall not encumber the fire escapes, window sills, door caps, balconies, railings or any other part of the Building or the Premises with goods, packages, flower pots or any other articles.

16.	No bicycles or other vehicles shall be brought within the Building.

17.	No heavy furniture shall be moved over floors of offices, halls, landings or stairs so as to mark them.

18.	No locks shall be placed on any doors within the Building without the written consent of the Landlord.

19.

The Landlord shall have the right to make such other and further reasonable Rules and Regulations as in the judgment of its offices may from time to time be needful for the safety, care and cleanliness of the Building, and for the preservation of good order therein and the same shall be kept and observed by the Tenants, its agents, clerks, servants or employees.

20.

The Tenant, except with the consent of the Landlord, shall not install any blinds, drapes, curtains or other window coverings in the Building and shall not remove, add to or change the blinds, curtains, drapes or other window covering installed by the Landlord from time to time. The Tenant shall cooperate with the Landlord in keeping window coverings open or closed at various times as the Landlord may from time to time direct.

21.	Any hand trucks, carryalls, or similar appliances used in the Building shall be equipped with rubber tires, side guards and such other safeguards as Landlord shall require.

22.	The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the building shall not be covered or obstructed by any Tenant, nor shall any bottles, parcels, or other articles be placed on the window sills.

23.	Canvassing, soliciting and peddling in the Building are prohibited and the Tenant shall cooperate to prevent the same.

24.

Except for the installation of a vending machine dispensing drinks for occupants of the Premises (which installation is hereby authorized by the Landlord), the Tenant shall not install or permit the installation of use of any machine dispensing goods for sale in the Premises or the Building without the approval of the Landlord or in contravention of any regulations fixed or to be fixed by the Landlord.

25.

The Tenant agrees to the foregoing Rules and Regulations, which are hereby made a part of this Lease, and each of them, and agrees that for such persistent infraction of them, or any of them, as may in the opinion of the Landlord to annoy or disturb the enjoyment of any other Tenant, or for gross misconduct upon the part of the Tenant, or any one under it, the Landlord may declare a forfeiture and cancellation of the accompanying lease and may demand possession of the Premises upon one (1) week’s notice.

SCHEDULE “C”
[FOR OFFICE TENANTS]

[insurance company letterhead]

Certificate to:	Landing Holdings Limited and Landing Properties Limited (each as to an undivided one-half interest) c/o Erinmore Management Ltd., Suite 400 – 375 Water Street, Vancouver, BC V6B 5C6

This is to Certify that insurance as described has been arranged on behalf of the Insured named herein and that such insurance, at date hereof, is in full force and effect, subject to all terms, exclusions and conditions of such policies shown below. This certificate is issued as a matter of information only and confers no rights upon the certificate holder. This certificate does not amend, extend or alter the coverage afforded by the policies below.

INSURED

Name	[legal name of Tenant as per Lease] _________________________________________________________________________
Mailing Address	[mailing address of Tenant as per Lease]
Lease Location	[Suite number] – The Landing, 375 Water Street, Vancouver, BC V6B 5C6

	COVERAGES	INSURERS	EFFECTIVE DATE	EXPIRY DATE
1.	Property including all Furniture, Fixtures, Tenants’ Improvements, Business Interruption:
Perils Insured: “All Risks”  Yes
Flood                                      Yes
Earthquake                             Yes
Sewer Back-up                       Yes
Basis of Loss Settlement:
Deductible:
	Limit:	[required] [required] [required] [required]
2.	Commercial General Liability Including Blanket
Contractual, Cross Liability and Severability of
Interest Clause, Bodily Injury, Personal Injury,
Occurrence Property Damage
Limit:          $5,000,000 per occurrence
	Deductible:	[required]
3.	Tenants’ Legal Liability Limit: Deductible:	[required]
4.	Boiler and Machinery covering Tenant’s installed or operated equipment Limit: Deductible:	[required]
5.	Other	[optional]

Policies must contain waiver of subrogation in favour of Landing Holdings Limited and Landing Properties Limited.

Landing Holdings Limited, Landing Properties Limited and Erinmore Management Ltd. doing business as The Landing Services are added as Additional Insureds to the Commercial General Liability but only with respect to liability arising out of operations of the Named Insured.

Landing Holdings Limited, Landing Properties Limited and Computershare Trust Company of Canada are added as Loss Payees as their interests may appear.

Thirty (30) Days’ Written Notice of Cancellation or Material Change must be given to Landing Holdings Limited and Landing Properties Limited (each as to an undivided one-half interest). c/o Maria Pellizzari, Suite 400, The Landing, 375 Water Street, Vancouver, BC V6B 5C6.

Date	Authorized Representative of the Insurer

LEASE

Between

LANDING HOLDINGS LIMITED and
LANDING PROPERTIES LIMITED
(each as to an undivided one-half interest)

And

DOMAIN HOLDINGS INC.

July 16, 2007

SCHEDULE “A”
SCHEDULE “B”
SCHEDULE “C”